                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              THERMO SENTRON INC.

                                       AT

                              $15.50 NET PER SHARE

                                       BY

                           SENTRON ACQUISITION, INC.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                THERMEDICS INC.

--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MARCH 30, 2000, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THERMO SENTRON INC. (THE "COMPANY") WHICH, TOGETHER WITH SHARES OWNED BY THERMO ELECTRON CORPORATION AND ITS SUBSIDIARIES, INCLUDING THERMEDICS INC., CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES OF THE COMPANY ON THE EXPIRATION DATE. AS OF JANUARY 28, 2000, THERMO ELECTRON CORPORATION AND ITS SUBSIDIARIES OWNED AN AGGREGATE OF 8,171,157 SHARES OF THE COMPANY'S OUTSTANDING COMMON STOCK, WHICH CONSTITUTED 86.5% OF THE OUTSTANDING SHARES OF COMMON STOCK ON SUCH DATE. THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.
                            ------------------------

                     The Dealer Managers for the Offer are:

                          J.P. MORGAN SECURITIES INC.

                                      AND

                     THE BEACON GROUP CAPITAL SERVICES, LLC

March 3, 2000

                                    SUMMARY

     Before you make any decision with respect to the tender offer, you should read the following summary together with the more detailed information included elsewhere in this Offer to Purchase. This summary and the remainder of this Offer to Purchase include information regarding the tender offer, the proposed subsequent short-form merger, Thermo Sentron Inc. and the position of Thermedics Inc. and Thermo Electron Corporation regarding the fairness of the terms of the tender offer and the merger.

- PRINCIPAL TERMS OF THE TENDER OFFER AND THE MERGER.

     - Tender Offer For All Outstanding Shares (page 32). Sentron Acquisition, Inc., an indirect wholly-owned subsidiary of Thermedics Inc., is offering to purchase in a tender offer all of the outstanding shares of common stock of Thermo Sentron Inc. that Thermo Electron Corporation and its subsidiaries, including Thermedics, do not currently own.

     - Affiliation of Thermo Sentron, Sentron Acquisition, Corpak, Thermedics and Thermo Electron (pages 7 and 26). Thermo Sentron is a majority-owned subsidiary of Corpak Inc., which in turn is a wholly-owned subsidiary of Thermedics. Sentron Acquisition is a wholly-owned subsidiary of Corpak. Thermedics is a majority-owned subsidiary of Thermo Electron. Certain officers and directors of Thermedics and Thermo Electron are also officers or directors of Thermo Sentron. See "Certain Information Concerning The Company" and "Certain Information Concerning The Purchaser, Corpak, Thermedics And Thermo Electron."

     - Tender Offer Price (pages 7 and 43). The consideration being offered in the tender offer is $15.50 per share in cash. This price is equal to a premium of approximately 73.4% over the last reported sale price of Thermo Sentron common stock on the American Stock Exchange on the last trading date prior to the initial announcement, on December 10, 1998, of our intention to take Thermo Sentron private. The last reported sale price of Thermo Sentron common stock on the American Stock Exchange on January 28, 2000, the day prior to the date that the tender offer was announced, was $14.4375 per share. The last reported sale price of Thermo Sentron common stock on the American Stock Exchange on February 29, 2000 was $15.00 per share. For more information regarding the trading range of Thermo Sentron common stock, see "Price Range Of The Shares; Dividends."

     - Conditions to the Tender Offer (page 37). The tender offer is subject to a number of conditions, including the condition that enough shares of Thermo Sentron common stock are tendered and not withdrawn so that on the expiration date of the tender offer Thermo Electron and its subsidiaries, including Thermedics, will together own at least 90% of Thermo Sentron's outstanding shares. Assuming that no outstanding Thermo Sentron stock options are exercised, this 90% tender condition will be met if at least 330,886 shares of Thermo Sentron common stock are validly tendered and not withdrawn prior to the expiration date of the tender offer. See "The Tender Offer--Certain Conditions Of The Offer."

     - Thermo Sentron Shares Outstanding; Ownership by Thermo Electron and Its Subsidiaries (page 7). As of January 28, 2000, Thermo Sentron had 9,446,714 shares of common stock outstanding. In addition, options to purchase 647,450 shares of Thermo Sentron common stock were outstanding at such date. Thermo Electron and its subsidiaries owned in the aggregate 8,171,157 shares of Thermo Sentron common stock, or approximately 86.5% of the outstanding shares of Thermo Sentron common stock, on January 28, 2000.

     - Expiration of the Tender Offer (page 32). The tender offer will expire at 12:00 midnight on March 30, 2000. We can elect at any time to extend the tender offer. If we extend the tender offer, we will issue a press release announcing the extension. See "The Tender Offer--Terms Of The Offer; Expiration Date."

     - Procedures for Accepting the Tender Offer and Tendering Shares (page
       34). In order for your shares of Thermo Sentron common stock to be purchased in the tender offer, you must follow the procedures described in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares" and in the accompanying Letter of Transmittal prior to the expiration of the tender offer.

     - Payment for Tendered Shares (page 33). If all of the conditions of the tender offer are satisfied or waived and your shares of Thermo Sentron common stock are accepted for payment, we will pay you for your shares promptly after the expiration of the tender offer. See "The Tender Offer--Acceptance For Payment And Payment For Shares."

     - Withdrawal Rights (page 37). You may withdraw shares that you have tendered at any time on or prior to March 30, 2000, or, if the tender offer is extended, prior to the expiration of the tender offer. Unless accepted for payment on or prior to May 1, 2000, you may also withdraw shares you have tendered at any time after that date. In order for a withdrawal to be effective, American Stock Transfer & Trust Company, the depositary for the tender offer, must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. For more information on your withdrawal rights, see "The Tender Offer--Withdrawal Rights."

     - Subsequent Merger (pages 27 and 52). The tender offer is the first step in Thermedics' plan to take Thermo Sentron private. If the tender offer is completed, Thermo Electron and its subsidiaries, including Thermedics, will together own at least 90% of Thermo Sentron's outstanding shares. Promptly following the closing of the tender offer, Corpak and Thermo Electron plan to contribute their shares of Thermo Sentron common stock to Sentron Acquisition in exchange for common stock of Sentron Acquisition. Corpak and Thermo Electron would then cause Sentron Acquisition to merge with and into Thermo Sentron in a so-called "short-form" merger. After the merger, Thermo Sentron would be owned exclusively by Thermedics, through its ownership of Corpak, and Thermo Electron. Sentron Acquisition does not intend to enter into a merger agreement with Thermo Sentron or to seek the approval of the board of directors of Thermo Sentron for such merger. Stockholders of Thermo Sentron who do not tender their shares of Thermo Sentron common stock in the tender offer will not be entitled to vote their shares with respect to this merger, but will have a statutory right to demand a judicial appraisal of the fair value of their shares of Thermo Sentron common stock. See "The Merger; Appraisal Rights." The consideration in the merger would be the same $15.50 per share in cash as is payable in the tender offer. See "Special Factors--The Merger."

     - Other Possible Purchases of Thermo Sentron Common Stock (page 27). If, after the tender offer is completed but prior to consummation of the merger, the aggregate ownership by Thermo Electron and its subsidiaries of the outstanding shares of Thermo Sentron common stock should fall below 90% due to the exercise of outstanding options or for any other reason, Sentron Acquisition intends to acquire additional shares of Thermo Sentron common stock on the open market or in privately negotiated transactions to the extent required for the aggregate ownership of Thermo Sentron common stock by Thermo Electron and its subsidiaries to equal or exceed 90%. These purchases would be made at the market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the price of $15.50 per share in the tender offer and the merger. See "Special Factors--Other Possible Purchases of Shares."

     - Source of Funds (page 51). The total amount of funds required for Sentron Acquisition to purchase all of the outstanding shares of Thermo Sentron common stock pursuant to the tender offer and merger, assuming no outstanding options are exercised, and to pay related expenses is estimated to be approximately $21.3 million. Sentron Acquisition will obtain the funds to purchase the Thermo Sentron common stock in the tender offer and the merger from Thermedics as a loan or a capital contribution. Thermedics intends to use a combination of its own working capital and borrowings from Thermo Electron to fund this loan or capital contribution. Thermo Electron has committed to provide any required loan financing to Thermedics. Because the tender offer and the merger are for cash and Thermedics and Thermo Electron have access to sufficient cash to fund the tender offer and the merger, we do not believe that the financial condition of Thermedics, Thermo Electron, Corpak or

       Sentron Acquisition is relevant to your decision whether to tender your shares in the tender offer. See "Source And Amount Of Funds."

- THERMEDICS' AND THERMO ELECTRON'S POSITION ON THE FAIRNESS OF THE OFFER AND THE MERGER (PAGE 16).

     - Determinations of Boards of Directors of Thermedics and Thermo
       Electron. The boards of directors of Thermedics and Thermo Electron determined that the terms of the tender offer and the merger are fair to the stockholders of Thermo Sentron. In considering the fairness of the tender offer and the merger from a financial point of view to Thermo Sentron's stockholders, the boards of directors of Thermo Electron and Thermedics reviewed and relied in part upon an analysis of the ranges of potential values of the shares of Thermo Sentron common stock that resulted from the application of several accepted valuation methodologies. This analysis, including the selection of valuation methodologies, was prepared by J.P. Morgan Securities Inc. and The Beacon Group Capital Services, LLC. J.P. Morgan and The Beacon Group are the financial advisors to Thermedics and Thermo Electron in connection with the tender offer and the merger and the reorganization of Thermo Electron and its subsidiaries described below. For a discussion of the factors that the boards of directors of Thermedics and Thermo Electron considered in making their determinations as to the fairness of the tender offer and the merger and a summary of the financial analysis prepared by J.P. Morgan and The Beacon Group, see "Special Factors--Position Of Thermedics And Thermo Electron As To Fairness Of The Offer And The Merger" and "Special Factors--Summary Of The Advisors' Analysis and Opinion."

     - Negotiation with Special Committee of Thermo Sentron Board of
       Directors. The boards of directors of Thermo Electron and Thermedics determined to proceed with the tender offer and short-form merger after negotiations with a special committee of the board of directors of Thermo Sentron with respect to a long-form going private merger did not result in an offer price that the special committee was prepared to recommend to Thermo Sentron's stockholders as a fair price for their shares. This special committee has advised Thermedics that it expects to recommend that Thermo Sentron stockholders not tender their shares in the tender offer. See "Special Factors--Background To The Offer And The Merger--Going Private Merger Discussions."

     - Potential Conflicts of Interest. Thermedics is the majority stockholder of Thermo Sentron. Thermo Electron is the majority stockholder of Thermedics. Some of the officers and directors of Thermedics and Thermo Electron are also officers or directors of Thermo Sentron and own shares of common stock of, or hold options to purchase shares of common stock of, Thermo Electron, Thermedics and/or Thermo Sentron. As a result, there are various potential or actual conflicts of interest in connection with the tender offer and the merger. See "Special Factors--Conflicts Of Interest."

- CONSEQUENCES OF THE OFFER AND THE MERGER (PAGE 28).

     Completion of the tender offer and the merger would have the following consequences:

     - Thermedics and Thermo Electron would have complete control over Thermo Sentron's business.

     - Thermedics and Thermo Electron would own 100% of the equity interest in Thermo Sentron's business and would solely have the benefit or detriment of any change in Thermo Sentron's value.

     - The shares of Thermo Sentron would no longer be listed on the American Stock Exchange.

     - Thermo Sentron would no longer be subject to the requirements of the Securities Exchange Act of 1934, including requirements to file annual and other periodic reports or to provide the type of going-private disclosure contained in this offer to purchase.

     If you do not tender your shares of Thermo Sentron common stock and the tender offer is completed, your shares will remain outstanding until the subsequent merger of Sentron Acquisition and Thermo Sentron. After the merger, each of your shares will, subject to statutory appraisal rights, be converted into the right to receive $15.50 in cash, without interest.

- APPRAISAL RIGHTS (PAGE 52).

     If you tender your shares of Thermo Sentron common stock in the tender offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your shares in the tender offer, upon the subsequent merger of Sentron Acquisition and Thermo Sentron, you will have a statutory right to dissent and demand payment of the judicially appraised fair value of your Thermo Sentron shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than the $15.50 per share cash consideration in the tender offer and the merger. See "The Merger; Appraisal Rights."

- PURPOSE OF THE TENDER OFFER (PAGE 9).

     On January 31, 2000, Thermo Electron announced that its board of directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron plans to acquire the public minority interests in most of its subsidiaries that have minority investors, spin off its separation technologies and fiber-based products business and its medical products business and divest a variety of non-core businesses. The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on its core business. The purpose of this tender offer and the proposed subsequent merger is to acquire the minority public interest in Thermo Sentron as part of Thermo Electron's overall reorganization and to provide Thermo Sentron's stockholders with $15.50 in cash for each of their shares of Thermo Sentron common stock. Following the tender offer and the merger, Thermo Electron plans to retain Thermo Sentron as part of Thermo Electron's core instrument business.

- FOR MORE INFORMATION (PAGE 44).

     More information regarding Thermo Sentron, Thermedics and Thermo Electron is available from their public filings with the Securities and Exchange Commission. See "Certain Information Concerning the Company" and "Certain Information Concerning the Purchaser, Corpak, Thermedics and Thermo Electron."

     If you have any questions about the tender offer, please call the information agent, D.F. King & Co., Inc. If you are a banker or broker, call collect at (212) 269-5550. All others should call toll-free at (800) 290-6433.

                                   IMPORTANT

     Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by the Instructions to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares," an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing such Shares to the Depositary along with the Letter of Transmittal (or a manually signed facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply in a timely manner with the procedures for book-entry transfer, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares."

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    2
INTRODUCTION................................................    7
SPECIAL FACTORS.............................................    9
THE TENDER OFFER............................................   32
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   42
PRICE RANGE OF THE SHARES; DIVIDENDS........................   43
CERTAIN INFORMATION CONCERNING THE COMPANY..................   44
CERTAIN INFORMATION CONCERNING THE PURCHASER, CORPAK,
  THERMEDICS AND THERMO ELECTRON............................   47
SOURCE AND AMOUNT OF FUNDS..................................   51
THE MERGER; APPRAISAL RIGHTS................................   52
FEES AND EXPENSES...........................................   55
MISCELLANEOUS...............................................   56

SCHEDULE I MEMBERS OF THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER, CORPAK, THERMEDICS AND THERMO ELECTRON

SCHEDULE II   INFORMATION CONCERNING TRANSACTIONS IN THE COMMON STOCK OF THE
              COMPANY

SCHEDULE III  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

TO THE HOLDERS OF COMMON STOCK OF THERMO SENTRON INC.:

                                  INTRODUCTION

     Sentron Acquisition, Inc. (the "Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Thermedics Inc., a Massachusetts corporation ("Thermedics"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Thermo Sentron Inc., a Delaware corporation (the "Company"), at a purchase price of $15.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Corpak Inc., a Massachusetts corporation ("Corpak"). Corpak is a wholly-owned subsidiary of Thermedics. Thermedics is a majority-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY THERMO ELECTRON AND ITS SUBSIDIARIES, INCLUDING THERMEDICS, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER."

     As of January 28, 2000, there were 9,446,714 Shares outstanding and 647,450 Shares reserved for issuance pursuant to options (the "Options") outstanding as of such date under the Company's option plans. As of such date, Corpak owned 6,999,250 Shares, or approximately 74.1% of the outstanding Shares (69.3% assuming all outstanding Options are exercised). Of the Shares owned by Corpak, 56,250 Shares have been reserved for issuance under stock options granted by Thermedics under its stock option plans. As of January 28, 2000, Thermo Electron owned 1,171,907 Shares, or approximately 12.4% of the outstanding Shares (11.6% assuming all outstanding Options are exercised). Of the Shares owned by Thermo Electron, 74,575 Shares have been reserved for issuance under stock options granted under Thermo Electron's stock option plans.

     Based upon the number of outstanding Shares as of January 28, 2000 and assuming no Options are exercised, 330,886 Shares must be tendered in the Offer in order to satisfy the Minimum Condition. Assuming all outstanding Options are exercised, 913,591 Shares must be tendered in the Offer in order to satisfy the Minimum Condition.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase by the Purchaser of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of J.P. Morgan Securities Inc. ("J.P. Morgan") and The Beacon Group Capital Services, LLC ("The Beacon Group"), which are acting as the Dealer Managers (the "Dealer Managers"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co. Inc., which is acting as the Information Agent (the "Information Agent"), in connection with the Offer. See "Fees And Expenses."

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Thermedics and Thermo Electron and their Boards of Directors, including statements concerning Thermedics' and Thermo Electron's strategies following completion of the Offer and their plans with respect to the acquisition of all of the equity interests in the Company. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     If the Offer is completed, Thermo Electron, Corpak and the Purchaser together will own at least 90% of the Shares. Promptly following the closing of the Offer, Corpak and Thermo Electron plan to contribute their Shares to the Purchaser in exchange for common stock of the Purchaser. Thermo Electron and Corpak would then cause the Purchaser to merge with and into the Company in a so-called "short-form" merger between the Company and the Purchaser (the "Merger"). After the Merger, the Company would be owned exclusively by Thermedics, through its ownership of Corpak, and Thermo Electron. Stockholders of the Company who do not tender their Shares in the Offer would not be entitled to vote on the Merger. The consideration per Share in the Merger would be the same as the Offer Price.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Thermo Electron and its subsidiaries of the outstanding Shares should fall below 90% due to the exercise of outstanding Options or for any other reason, the Purchaser intends to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. For a discussion of other actions Thermedics and Thermo Electron may take if the Offer is not completed, see "Special Factors--Conduct Of The Company's Business If the Offer Is Not Completed."

     The Purchaser, Corpak, Thermedics and Thermo Electron have filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (including the information required by Schedule 13E-3) (the "Schedule TO") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offer, the Merger and other potential purchases of Shares.

                                SPECIAL FACTORS

BACKGROUND TO THE OFFER AND THE MERGER

     THE THERMO ELECTRON REORGANIZATION. On January 31, 2000, Thermo Electron announced that its Board of Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron plans to acquire the public minority interest in most of its subsidiaries that have minority investors, spin off its separation technologies and fiber-based products business and its medical products business and divest a variety of non-core businesses. The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their respective core businesses. The purpose of the Offer and the Merger is to acquire the minority public interest in the Company as part of Thermo Electron's overall reorganization and to provide the public stockholders of the Company with $15.50 per Share in cash. Following the Offer and the Merger, Thermo Electron plans to retain the Company as part of Thermo Electron's core instrument business.

     THE COMPANY. The Company develops, manufactures and markets high-speed precision-weighing and inspection equipment for industrial production and packaging lines. Each of the Company's segments serves two principal markets: packaged-goods and bulk materials. The Company's products for the packaged-goods market include a broad line of checkweighing equipment and metal detectors that can be integrated at various stages in production lines for process control and quality assurance, as well as hot foil and thermal printers and X-ray inspection equipment. The product-monitoring businesses design, manufacture and distribute specialized packaged-goods equipment, including checkweighers and metal detectors, for the food and pharmaceutical industries. The Company's bulk-materials product line includes conveyor-belt scales, solid level-measurement and conveyor-monitoring systems, sampling systems and small-capacity feeders.

     The business of the Company was acquired by Thermedics from Baker Hughes Incorporated in March 1994. Thermedics operated the Company's business under the name Ramsey Technology Inc. until November 1995, at which time the Company was incorporated and Thermedics transferred the operations of Ramsey Technology to the Company. Until 1996, the Company was a wholly-owned subsidiary of Thermedics. The Company completed its initial public offering in April 1996. In the initial public offering, the Company sold 2,875,000 Shares to the public at a price of $16.00 per Share (for net proceeds of $42.3 million).

     GOING PRIVATE MERGER DISCUSSIONS. In August 1998, Thermo Electron determined that it would benefit from a corporate restructuring that would simplify its corporate structure, consolidate and strategically realign certain businesses and increase the liquidity in the public stock of certain of its publicly traded subsidiaries. Thermo Electron subsequently refined and expanded this proposal and on January 31, 2000 announced the proposed reorganization described above under "--The Thermo Electron Reorganization."

     As part of the initial restructuring plan, Thermo Electron proposed on August 12, 1998 that Thermedics' majority ownership of the Company be transferred to Thermo Electron in exchange for a portion of the shares of Thermedics common stock held by Thermo Electron. Thermo Electron proposed to then transfer its equity interest in the Company to Thermo Instrument Systems Inc. ("Thermo Instrument"), another majority-owned subsidiary of Thermo Electron, which would have merged the Company with Metrika Systems Corporation and ONIX Systems Inc., each of which is a public subsidiary of Thermo Instrument.

     On December 10, 1998, Thermo Electron issued a press release announcing revisions to its August 12, 1998 proposal. This revised proposal contemplated that Thermo Electron would take the Company private as a wholly-owned subsidiary of Thermo Electron. To this end, Thermedics proposed to transfer its Shares to Thermo Electron as part of an exchange for Thermo Electron's wholly-owned biomedical group, with Thermo Electron offering the stockholders of the Company other than Thermo Electron and its subsidiaries (the "Public Stockholders") cash in exchange for their Shares.

     In May 1999, the Board of Directors of the Company formed a special committee (the "Special Committee"), consisting of Messrs. Peter Richman and William Hoover, the Directors of the Company who are not otherwise affiliated with Thermo Electron, Thermedics or any of their subsidiaries other than the

Company. The Special Committee was authorized to negotiate the terms of the proposed going private transaction with Thermo Electron and Thermedics. The Board of Directors also authorized the Special Committee to retain its own counsel and financial advisor. In July 1999, the Special Committee retained Nutter, McClennen & Fish, LLP as its legal counsel.

     During the week of July 26, 1999, the Special Committee engaged HSBC Securities (USA) Inc. ("HSBC") as its financial advisor in connection with the proposed transaction. During August 1999, Thermo Electron and Thermedics provided HSBC with certain financial and other information that HSBC had requested on July 28, 1999. On August 26, 1999, the Company and Thermo Electron entered into an engagement letter with HSBC, pursuant to which HSBC agreed to provide financial advisory services to the Special Committee in connection with the proposed transaction. During August 1999, HSBC conducted a financial due diligence review of the Company and the proposed transaction.

     On September 8, 1999, Mr. Theo Melas-Kyriazi, the Chief Financial Officer of Thermo Electron, Thermedics and the Company, provided the Special Committee with a written proposal from Thermo Electron (the "September 8 Proposal") to acquire all of the outstanding Shares through a merger to be submitted to the Board of Directors and stockholders of the Company for their approval (a "long-form merger") at a price of $15.50 per Share in cash. The proposal was subject to the approval of the Boards of Directors of Thermo Electron and Thermedics. Mr. Melas-Kyriazi indicated that the price of $15.50 per Share was based upon the following considerations:

     - The price represented a 73% premium over the price of the Shares on December 9, 1998, the day before Thermo Electron announced the proposed going private transaction involving the Company.

     - The price was higher than the range of values per Share calculated by Thermo Electron using a discounted cash flow analysis. Thermo Electron calculated the cash flows that the Company expected to generate during fiscal years 1999 through 2003 based upon financial projections for fiscal 1999 and 2000 prepared by the Company (the "1999-2000 Projections") in August 1999 as part of the Company's normal operations and projections prepared by Thermo Electron, with the assistance of management of the Company, for 2001 through 2003 (the "2001-2003 Projections"). Thermo Electron also calculated a range of terminal asset values of the Company at the end of the five-year period ending in fiscal 2003 by applying a multiple of 10 times earnings before interest and taxes ("EBIT"), a multiple of 8 times earnings before interest, taxes, depreciation and amortization ("EBITDA") and a multiple of 15 times net earnings. The cash flows and the range of terminal asset values were then discounted to present values using discount rates of 12.5%, 15% and 17.5%. The present value of the cash flows and the range of terminal asset values were then adjusted for the Company's estimated 1999 fiscal year-end excess cash, option exercise proceeds, the acquisition of a building and total debt. This discounted cash flow analysis prepared by Thermo Electron indicated a range of values of between $11.98 and $14.53 per Share based on an EBIT discounted cash flow analysis, $11.67 and $14.16 per Share based on an EBITDA discounted cash flow analysis and $11.85 and $14.38 per Share based on a net earnings discounted cash flow analysis, resulting in an average discounted cash flow range of values of between $11.83 and $14.36 per Share. See "--Certain Projected Financial Data."

     - The price exceeded the high end of the range of values per Share of $4.97 to $14.32 that was calculated by Thermo Electron using an analysis of multiples of EBIT, EDITDA, book value, net earnings and revenues of the following publicly traded companies that Thermo Electron considered comparable to the Company: Mettler-Toledo International, Inc. ("MTD"), Milltronics, Ltd., K-Tron International, Inc. and TSI, Inc.

     By a letter to Mr. Melas-Kyriazi dated September 13, 1999, HSBC on behalf of the Special Committee responded to the September 8 Proposal by proposing a price of $20.83 per Share with the condition that any merger be approved by a majority of the Public Stockholders. HSBC's proposal included an analysis of discounted cash flows that indicated a range of values from $20.17 to $24.54 per Share, an analysis of comparable merger and acquisition transactions which indicated a range of values between $18.66 and $20.63 per Share and an analysis of comparable spin in transactions which indicated a range of values between $19.39 and $21.76 per Share.

     During the week of September 22, 1999, Mr. Melas-Kyriazi prepared and provided to HSBC an additional valuation analysis of the Company based upon a comparison with MTD, a principal competitor of the Company, using enterprise valuation methodologies and comparing after-tax EBITDA, revenues, EBIT, EBITDA and earnings per share for the two companies.

     In late September and early October 1999, HSBC informally explored with Mr. Melas-Kyriazi the possibility of a price between $16.875 and $18.00 per Share.

     On October 12, 1999, Mr. Melas-Kyriazi orally informed HSBC he was willing to propose, subject to approval by the Boards of Directors of Thermedics and Thermo Electron, a price of $16.25 per Share (the "October 12 Offer").

     In connection with the Company's closing of its books for the third quarter of 1999 during the week of October 11, 1999, Mr. Melas-Kyriazi learned that the Company's sales in the third quarter were below projected levels and that bookings for the third quarter fell substantially short of the Company's expectations. As a result of this shortfall in bookings, the Company anticipated lowering the Company's projections of revenue and net income for the fourth quarter of 1999 and calendar year 2000 as part of its normal November budgeting process. See "--Certain Projected Financial Data." On October 13, 1999, Mr. Melas-Kyriazi informed HSBC that, as a result of the Company's lower than expected bookings and downward revisions of its sales estimates for the fourth quarter and the fiscal year, Thermedics and Thermo Electron were reducing the October 12 Offer to a range of between $15.25 to $15.75 per Share.

     On October 26, 1999, in a letter to Mr. Jonathan Wilk, Deputy General Counsel of Thermo Electron, counsel for the Special Committee stated that the Special Committee was "increasingly concerned about the course and progress of the negotiations" and had determined that "further discussions concerning an appropriate price to be paid for the Thermo Sentron shares should be suspended." The Special Committee stated in this letter that it intended to have HSBC analyze the Company's actual results for the third quarter and any revised forecasts for the fourth quarter and for future periods. Following such analysis, the Special Committee would "decide whether it will want to reopen negotiations or whether it wants to await year end results."

     On November 4, 1999, Thermo Electron provided counsel to the Special Committee with the additional financial information requested by the Special Committee, including updated projections prepared by the Company for the remainder of fiscal 1999 and 2000 (the "2000 Projections"). The operational management of Thermedics directed the management of the Company and Thermedics' other subsidiaries to apply a higher level of certainty in formulating the 2000 Projections in light of the Company's and the other subsidiaries' failure to achieve their targets reflected in the prior projections, including the 1999-2000 Projections. On November 12, 1999, Mr. Melas-Kyriazi spoke with the Special Committee to determine whether they were prepared to proceed with negotiations rather than await year-end results. On November 19, 1999, Mr. Melas-Kyriazi orally informed HSBC that Thermedics and Thermo Electron were willing to offer, subject to the approval of the Thermo Electron and Thermedics Boards of Directors, $16.00 per Share in order to get the deal done.

     On November 23, 1999, in a telephone conversation with Mr. Melas-Kyriazi, counsel for the Special Committee indicated that the Special Committee would not accept the $16.00 per Share offer.

     On December 8, 1999 at a meeting of the Company's Board of Directors, management of the Company described to the Company's Board of Directors the further downward revision of its projected fourth quarter revenues and bookings.

     On December 10, 1999, counsel for the Special Committee sent Mr. Melas-Kyriazi and Dr. George N. Hatsopoulos, then chairman of the Board of Directors of Thermo Electron, a letter (the "December 10 Letter") on behalf of the Special Committee setting forth the Special Committee's position with respect to an acceptable price for the Shares. In the December 10 Letter, counsel for the Special Committee stated that the

Special Committee believed that the offer price in a going private transaction should be based upon a premium to market value for the minority interest. The December 10 Letter further advised that the Special Committee did not believe that the then current market price of the Shares reflected the anticipation of a buyout premium. The December 10 Letter stated that the Special Committee proposed a price of $19.25 per Share, reflecting a premium of 29.5% over the closing price of the Shares on December 9, 1999. In support of the Special Committee's position:

     - The December 10 Letter compared the $16.00 per Share offer to buyout premiums paid in 24 other buyout transactions, including eight transactions involving Thermo Electron subsidiaries. The December 10 Letter pointed out that the average premium paid in the 24 other buyout transactions was 38.5% and the average premium paid in the eight transactions involving Thermo Electron subsidiaries was 36.8%. The December 10 Letter also analyzed the relative market values of the Shares and the common stock of three other subsidiaries of Thermo Electron for which going private transactions had been announced on October 20, 1999. These comparable companies were The Randers Killam Group Inc., Thermo TerraTech Inc. and ThermoRetec Corporation (the "Comparable Companies"). In the case of both the Company and the Comparable Companies, Thermo Electron announced its intention to take the companies private substantially in advance of the date on which the financial terms of the transactions were disclosed. The December 10 Letter compared the premiums that the offer prices in the going private transactions for the Comparable Companies represented over the market prices of the shares of the Comparable Companies immediately prior to the dates on which the offer prices were announced. The December 10 Letter stated that premiums for the Comparable Companies were approximately 30% and that a similar premium over the then current market price should be paid for the Shares. The December 10 Letter took the position that an analysis of the value of an offer for the Shares in comparison with the market price of the Shares immediately prior to the December 10, 1998 announcement of Thermo Electron's intention to take the Company private was not relevant based upon the trading histories of the Company and the Comparable Companies since that date.

     - The Special Committee also maintained in the December 10 Letter that, although it believed that Thermo Electron's comparison of the Company with MTD was not the best way to determine a fair price for the Shares, such a comparison supported a higher price for the Company than $16.00 per Share. The Special Committee noted that Thermo Electron had indicated that it was willing to pay a premium of 10% to 15% above the levels implied by MTD's market valuation. Using the 1999-2000 Projections, an implied value per Share ranging from $16.58 to $19.92 was obtained by applying the MTD multiple to the Company's projected after-tax EBITDA, revenues, EBIT, EBITDA and earnings per share. Applying a 12.5% premium, that analysis produced a value for the Shares ranging from $18.65 to $22.41. Using the 2000 Projections, an implied value per Share ranging from $15.22 to $19.92 was obtained by applying the MTD multiple to the Company's projected after-tax EBITDA, revenues, EBIT, EBITDA and earnings per share. Applying a 12.5% premium, that analysis produced values for the Shares ranging from $17.12 to $22.41. The Special Committee maintained that it considered the use of the 1999-2000 Projections to be more appropriate than the 2000 Projections.

     On December 23, 1999, Mr. Melas-Kyriazi sent counsel to the Special Committee a letter responding to the December 10 Letter as to the following matters:

     - Mr. Melas-Kyriazi disagreed with the Special Committee's premise that the correct way to value the Shares is based upon an appropriate premium to market. Mr. Melas-Kyriazi stated that all relevant factors should be considered in valuing the Shares, of which an appropriate premium over market value was only one indicator, and that the starting point should be an analysis of the intrinsic value of the Shares.

     - Mr. Melas-Kyriazi disagreed with the Special Committee's conclusion that the current market price of the Shares did not reflect a premium in anticipation of a buyout.

     - Mr. Melas-Kyriazi disputed the Special Committee's characterization of MTD as a model and also pointed out that such a comparison was not very meaningful, particularly given the differences between the strong operating results of MTD and recent operating results for the Company.

     Mr. Melas-Kyriazi had several telephone conversations with representatives of the Special Committee after sending this letter. He was advised by those representatives that a response would be forthcoming.

     In December 1999, Thermo Electron retained J.P. Morgan and The Beacon Group as its financial advisors for the purpose of advising Thermo Electron in connection with its strategic alternatives, including advising Thermo Electron and Thermedics in connection with the acquisition of the minority interest in the Company.

     On a number of occasions on or about January 14, 2000, J.P. Morgan and The Beacon Group discussed with the management of Thermo Electron the preliminary results of their analysis of the ranges of potential values of the Shares that resulted from the application of several accepted valuation methodologies. J.P. Morgan and The Beacon Group subsequently presented the results of their analysis to the Thermo Electron Board of Directors on January 18, 2000 and January 28, 2000 and to the Thermedics Board of Directors on January 25, 2000 and January 29, 2000. J.P. Morgan's and The Beacon Group's analysis indicated an estimated range of equity values for the Shares of approximately $11.75 to $15.75 per Share based on an analysis of the trading value of comparable companies, between $12.25 and $17.00 per Share based on an analysis of comparable buy-out transactions and between $12.50 and $15.50 per Share based on an analysis of discounted cash flows. See "--Summary Of The Advisors' Analysis and Opinion."

     On January 17, 2000, Mr. Wilk sent a letter to counsel for the Special Committee that confirmed the terms of an oral offer made by Mr. Melas-Kyriazi earlier that day to the Special Committee. In this offer, Thermedics and Thermo Electron proposed to acquire, by merger, the minority interest in the Company at a price of $15.50 per Share conditioned upon the approval of the merger by a majority of the Shares held by the Public Stockholders. Mr. Wilk's letter stated that the offer would expire at noon on January 21, 2000.

     On January 20, 2000, counsel to the Special Committee sent Mr. Wilk a letter (the "January 20 Letter") that described the Special Committee's basis for not accepting the proposed price of $15.50 per Share. In general, the January 20 Letter restated the analysis with respect to the Comparable Companies and MTD set forth in the December 10 Letter.

     On January 21, 2000, counsel to the Special Committee sent Mr. Wilk another letter (the "January 21 Letter"). In the January 21 Letter, counsel reiterated the Special Committee's position that it would not be able to "recommend to the public stockholders of Thermo Sentron . . . that they accept an offer of $15.50 [per Share] for their Thermo Sentron shares." However, the January 21 Letter stated that the Special Committee "would not oppose" a merger at such a price if completion of the merger was conditioned upon the approval of a majority of the Shares held by the Public Stockholders.

     Because the Special Committee did not accept the terms proposed in Mr. Wilk's letter of January 17, 2000, Thermedics determined not to proceed with negotiation of a long-form merger with the Special Committee, but instead elected to initiate the Offer and the Merger.

     On January 29, 2000, the Company's Board of Directors held a meeting by telephone conference call at which representatives of Thermedics and Thermo Electron described their intention to initiate the Offer and the Merger.

     On February 29, 2000, the Board of Directors of the Company held a meeting at which the authority of the Special Committee was expanded to delegate to the Special Committee the response to be made to the Offer on behalf of the Company.

     On March 3, 2000, the Purchaser commenced the Offer.

REASONS FOR THE OFFER AND THE MERGER

     ACTIONS OF THERMEDICS' BOARD OF DIRECTORS. On January 25, 2000 and January 29, 2000, the Board of Directors of Thermedics held meetings at which the proposed plan to acquire the minority stockholder interest in the Company through the Offer and the Merger were presented and discussed. Messrs. George N. Hatsopoulos, John N. Hatsopoulos, John T. Keiser and John W. Wood, Jr., members of Thermedics' Board of Directors, initially took part in each of these meetings, but recused themselves from discussions of the terms of the Offer and the Merger and from voting to approve the Offer. These directors recused themselves because they were also officers or directors of the Company or hold Shares or options to purchase Shares. No director of Thermedics present for the vote approving the Offer objected to or abstained from such vote.

     BENEFITS AND DETRIMENTS TO THE COMPANY OF THE OFFER AND THE MERGER. In determining whether to make the Offer and thereafter effect the Merger, the Thermedics Board of Directors considered several factors, including the financial performance and profitability of the Company and the potential benefits to the Company's business if the Company were to become part of a larger business unit. Thermedics' Board of Directors also considered the following factors:

     - the prospect of achieving greater marketing, operating and administrative efficiency as a result of the Company's operations being conducted in a more coordinated manner with Thermo Electron's other instruments subsidiaries;

     - the reduction in the amount of public information available to competitors about the Company's businesses that would result from the termination of the Company's obligations under the reporting requirements of the Commission;

     - the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time by and resources of the Company's management and Board of Directors to stockholder and analyst inquiries and investor and public relations;

     - the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron and Thermedics anticipate could result in savings of approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees;

     - the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company, particularly in light of the potential volatility in the Company's quarterly earnings; and

     - recent public capital market trends affecting small-cap companies, including perceived lack of interest by institutional investors in companies with a limited public float.

     The Board of Directors of Thermedics also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in the Company, including:

     - a sale of its equity interest in the Company; and

     - leaving the Company as a majority-owned, public subsidiary.

     The first alternative, selling Thermedics' equity interests in the Company, was briefly considered. It was not an alternative that was pursued at length, given that Thermo Electron did not want to sell, and did not want Thermedics to sell, its equity interest in the Company, but rather intended to retain the Company as a part of Thermo Electron's core instruments businesses.

     In the view of the Board of Directors of Thermedics, the principal advantage of leaving the Company as a majority-owned, public subsidiary of Thermedics was the ability of Thermedics to invest the cash that would be required to buy the minority stockholder interest in the Company for other purposes. The disadvantages of leaving the Company as a majority-owned, public subsidiary which were considered by the Board of Directors of Thermedics included the inability to achieve many of the benefits of taking the Company private discussed above. The Board of Directors of Thermedics concluded that the advantages of leaving the Company as a majority-owned, public subsidiary of Thermedics were significantly outweighed by the disadvantages of doing so, and accordingly that alternative was rejected.

     Thermedics and Thermo Electron have determined to make the Offer and effect the Merger at this time as part of the larger reorganization of Thermo Electron and its subsidiaries. The Company's stock price was not a significant factor in the timing of Thermedics' and Thermo Electron's decision to acquire the minority stockholder interest in the Company.

     CONSIDERATION OF LIQUIDITY AND SHARE PRICE; TIMING. The Board of Directors of Thermedics also considered the relatively low volume of trading in the Shares and considered that the Offer and the Merger would result in immediate, enhanced liquidity for the Public Stockholders. The Board of Directors of Thermedics considered trends in the price of the Shares in the past twelve months and during the period between the Company's initial public offering and the announcement of Thermedics' intention to take the Company private.

     ALTERNATIVE STRUCTURE CONSIDERED. The Board of Directors of Thermedics also considered whether to structure the transaction as a tender offer followed by a short-form merger or as a long-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, the Board of Directors considered the following:

     - The discussions with the Special Committee with respect to a long-form merger were progressing at a pace that the Thermedics Board of Directors did not consider acceptable. See "--Background To The Offer And The Merger--Going Private Merger Discussions."

     - Unless at least 90% of the outstanding Shares are owned by the Purchaser, it could not effect a short-form merger. Unlike a long-form merger, the approval of the Company's Board of Directors is not required to complete a short-form merger. Consequently, once the Special Committee determined not to recommend the long-form merger contemplated by the January 17, 2000 letter, the Offer and the Merger potentially enabled Thermedics and Thermo Electron to acquire all of the Shares without the approval of the Board of Directors of the Company or the Special Committee.

     - A tender offer followed by a short-form merger would permit Thermedics and Thermo Electron to acquire the minority interest in the Company on an expeditious basis and provide the Public Stockholders with a prompt opportunity to receive the Offer Price of $15.50 per Share.

     - In the Offer, each Public Stockholder would individually determine whether to accept the Offer Price of $15.50 per Share.

     - Public Stockholders who do not tender their Shares in the Offer could preserve their appraisal rights in the Merger under state law.

     After discussing the advantages and disadvantages of acquiring the minority stockholder interest in the Company, including the alternative method of acquiring such interests through a long-form merger, the Thermedics Board of Directors authorized taking the Company private through a tender offer for all of the Shares of the Company that Thermo Electron and its subsidiaries, including Thermedics, did not already own, at a price per Share of $15.50 in cash, to be followed by a short-form merger at the same price.

     ACTIONS OF THERMO ELECTRON'S BOARD OF DIRECTORS. On January 18, 2000 and January 28, 2000, the Board of Directors of Thermo Electron held special meetings at which Thermo Electron's management presented the proposal for Thermedics to acquire all of the Shares that Thermo Electron and its subsidiaries did not already own as a part of the proposed corporate reorganization of Thermo Electron and certain of its subsidiaries. Messrs. George N. Hatsopoulos, John N. Hatsopoulos and Robert A. McCabe, members of Thermo Electron's Board of Directors, initially took part in each of the meetings, but recused themselves from discussions of the terms of the Offer and the Merger and from taking action with respect to the Offer. These directors recused themselves because they hold Shares or options to purchase Shares. The Board of Directors of Thermo Electron considered all of the factors relating to the Offer and the Merger referred to above that were considered by Thermedics' Board of Directors. The Board of Directors of Thermo Electron also discussed the fact that the acquisition by Thermedics of the minority stockholder interest in the Company would advance the goal of Thermo Electron's proposed corporate reorganization. After consideration of these factors, the Board of Directors of Thermo Electron resolved that it would not object if Thermedics determined to take the Company private through Thermedics' acquisition for cash through the Offer and the Merger of all of the Shares held by the Public Stockholders at a purchase price of $15.50 per Share. No director of Thermo Electron present to vote on the resolution not to object if Thermedics determined to effect the Offer and the Merger objected to or abstained from such vote.

POSITION OF THERMEDICS AND THERMO ELECTRON AS TO FAIRNESS OF THE OFFER AND THE MERGER

     Because Corpak and Thermo Electron together currently own a majority of the Shares, Thermo Electron, Thermedics, Corpak and the Purchaser are deemed "affiliates" of the Company under Rule 12b-2 of the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the Boards of Directors of Thermedics and Thermo Electron have considered the fairness of the Offer and the Merger to the Public Stockholders.

     DETERMINATIONS OF THE BOARDS OF DIRECTORS OF THERMEDICS AND THERMO ELECTRON. In authorizing the Offer and the Merger, the Board of Directors of each of Thermedics and Thermo Electron determined that the Offer and the Merger are fair to the Public Stockholders. In reaching their determinations that the terms of the Offer and the Merger are fair to the Public Stockholders, the Boards of Directors of Thermedics and Thermo Electron considered the factors set forth under this section captioned "Position Of Thermedics And Thermo Electron As To Fairness Of The Offer And The Merger," which constitute all of the material factors considered by the Boards of Directors of Thermedics and Thermo Electron in making their determinations. The Boards of Directors of Thermedics and Thermo Electron determined that each of the following factors supported their belief that the Offer and the Merger are fair to the Public Stockholders:

     - Financial analysis. In considering the fairness of the Offer and the Merger from a financial point of view to the Company's stockholders, including the Public Stockholders, the Boards of Directors of Thermedics and Thermo Electron reviewed and relied in part upon an analysis of the ranges of potential values of the Shares that result from the application of several accepted valuation methodologies. This financial analysis, including the selection of valuation methodologies, was prepared by J.P. Morgan and The Beacon Group (the "Advisors") to assist the Boards of Directors of Thermedics and Thermo Electron with their evaluation of the Offer and the Merger. Thermo Electron retained J.P. Morgan and The Beacon Group as its financial advisors for the purpose of advising Thermo Electron in connection with its strategic alternatives, including advising Thermo Electron and Thermedics in connection with the acquisition of the minority interest in the Company. The financial analyses undertaken by the Advisors included an analysis based upon public trading multiples, comparable buy-out transactions and discounted cash flows. The analysis of trading multiples of companies engaged in businesses which the Advisors judged to be analogous to the Company's business indicated an estimated range of equity values for the Shares of approximately $11.75 to $15.75 per Share. The analysis of other buyout transactions indicated an estimated range of equity values for the Shares of between $12.25 and $17.00 per Share. The analysis based upon discounted cash flows indicated an estimated range of equity values for the Shares of between $12.50 and $15.50 per Share. See "--Summary of The Advisors' Analysis and Opinion."

     - Information concerning the financial performance, condition, business operations and prospects of the Company. The Boards of Directors of Thermedics and Thermo Electron believed the Offer Price to be attractive in light of the Company's current financial performance, profitability and growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of the Company from the Public Stockholders, who do not have the power to control decisions made as to the Company's business, entirely to Thermedics and Thermo Electron, who do have the power to control the Company's business and who have the resources to manage and bear the risks inherent in the business over the long term. See "--Certain Projected Financial Data."

     - The premium reflected in the Offer Price of $15.50 per Share.   The
       Boards of Directors of Thermedics and Thermo Electron considered the current and historical trading prices of the Shares. The market price of the Shares had declined from $16.125 on March 27, 1996, the date of the Company's initial public offering, to $8.9375 on December 9, 1998, the trading date immediately prior to Thermedics'
      announcement of its intention to take the Company private. The Offer Price represented a premium of 73.4% over the closing price of $8.9375 on December 9, 1998. The purchase by Thermedics would eliminate the exposure of the Public Stockholders to any future or continued declines in the price of the Shares. The Boards of Directors of Thermedics and Thermo Electron believed that the market price of the Shares after the December 10, 1998 announcement reflected the financial markets' anticipation of the consideration that would be paid to the Public Stockholders in a going private transaction. See "--Certain Effects Of The Offer And The Merger."

    - Terms of the Offer. The Boards of Directors of Thermedics and Thermo Electron considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the limited number of conditions to the obligations of the Purchaser, including the absence of a financing condition, (3) the tender offer structure, which would provide an expeditious means for the Public Stockholders to receive the Offer Price and (4) the Minimum Condition.

    - The market price and relative lack of liquidity for the Shares and the liquidity that would be realized by the Public Stockholders from the all-cash Offer. The Boards of Directors of Thermedics and Thermo Electron believed that the liquidity that would result from the Offer and the Merger would be beneficial to the Public Stockholders because Thermedics' and Thermo Electron's combined significant ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of Thermedics and Thermo Electron.

    - Thermo Electron's and Thermedics' determination to retain their majority ownership of the Company and not to seek a third party buyer for the Company. Thermedics and Thermo Electron stated their current intention to retain their majority holdings in the Company, which foreclosed the opportunity to consider an alternative transaction with a third party purchaser of the Company or otherwise provide liquidity to the Public Stockholders. Accordingly, it is unlikely that finding a third party buyer for the Company was a realistic option for the Public Stockholders. Neither Thermedics nor Thermo Electron solicited or received an offer for the Company from a third party in the prior two years.

     PROCEDURAL FAIRNESS. The Boards of Directors of Thermedics and Thermo Electron also determined that the Offer and the Merger are procedurally fair to the Public Stockholders. In making such determination, the Boards of Directors considered the following factors:

    - Each Public Stockholder can individually determine whether to tender Shares in the Offer.

    - The Offer provides the opportunity for the Public Stockholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

    - In determining the Offer Price, the Boards of Directors of Thermedics and Thermo Electron relied in part upon an analysis prepared by the Advisors of the ranges of potential values of the Shares that resulted from the application of several accepted valuation methodologies. See "--Summary Of The Advisors' Analysis and Opinion."

    - Public Stockholders who believe that the terms of the Offer and the Merger are not fair can pursue appraisal rights in the Merger under state law.

     CERTAIN NEGATIVE CONSIDERATIONS. The Boards of Directors of Thermedics and Thermo Electron also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

    - Termination of participation in future growth of the Company. Following the successful completion of the Offer and the Merger, the Public Stockholders would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

    - Conflicts of Interest. The financial interests of Thermo Electron and Thermedics are adverse as to the Offer Price to the financial interests of the Public Stockholders. In addition, officers and directors of the Company have actual or potential conflicts of interest in connection with the Offer and the Merger. See "--Conflicts Of Interest."

     - No Public Stockholder Approval. The Offer and the Merger do not provide the Public Stockholders with an opportunity to vote on the proposed transaction.

     - Inability to Reach Agreement with Special Committee. The Boards of Directors of Thermedics and Thermo Electron considered the negotiations that had taken place with the Special Committee concerning a possible long-form merger, the proposals the Special Committee had made for the terms of such a merger and the fact that the Special Committee determined not to recommend such a merger at the Offer Price. See "--Background To The Offer And The Merger--Going Private Merger Discussions."

     - No Unaffiliated Representative or Independent Director Approval. The majority of the members of the Board of Directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of the Public Stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the Offer and the Merger. In addition, such majority of the independent members of the Company's Board of Directors have not approved the Offer or the Merger. The Board of Directors of the Company has delegated to the Special Committee the authority to make a recommendation to the Public Stockholders with respect to the Offer and to prepare a Solicitation/Recommendation Statement on Schedule 14d-9, as required by the rules of the Commission. The Special Committee retained HSBC to act as financial advisor to the Special Committee.

     OTHER FACTORS. The Boards of Directors of Thermedics and Thermo Electron did not consider the net book value of the Company as a relevant factor in assessing the Company's value and, accordingly, did not evaluate the fairness of the Offer Price in relation to the Company's net book value. The Company's net book value at January 1, 2000 was approximately $94 million, which would have yielded a per Share valuation for the Company of $9.97. The Boards of Directors relied in part upon valuation methodologies selected by the Advisors for the purpose of their financial analysis, and the Boards of Directors of Thermedics and Thermo Electron noted that the Advisors did not employ net book value in their financial analysis. Moreover, the Boards of Directors of Thermedics and Thermo Electron do not believe that an analysis based upon net book value was appropriate for an instruments business. The Boards of Directors of Thermedics and Thermo Electron believe that net book value is a valuation methodology more typically used in the banking, utilities, real estate and financial services industries.

     The Boards of Directors of Thermedics and Thermo Electron also did not consider "shopping" the Company to prospective purchasers. Shopping the Company would not only entail substantial time delays and allocation of management's time and energy, but would also disrupt and discourage the Company's employees and create uncertainty among the Company's customers and suppliers. Furthermore, Thermedics and Thermo Electron do not intend to sell the Company, but rather intend to continue to operate the Company as part of Thermo Electron's core instruments businesses.

     The Boards of Directors of Thermedics and Thermo Electron did not consider the Offer Price as compared to any implied liquidation value because it was not contemplated that the Company be liquidated, whether or not the Offer and the Merger were completed. See "--Conduct Of The Company's Business After The Offer And The Merger."

     RECENT PURCHASES OF SHARES BY THERMO ELECTRON AND THERMEDICS. See Schedule II to this Offer to Purchase for information on purchases of Shares by Thermo Electron and Thermedics (as well as by the Company) during the past two years.

     CONCLUSIONS OF THE BOARDS OF DIRECTORS. The Thermedics and Thermo Electron Boards of Directors concluded that, given the performance of the Shares between the Company's initial public offering and the announcement of Thermedics' intention to take the Company private, the uncertainties surrounding the Company's future growth prospects and the limited trading market for the Shares, the Offer and Merger would result in a fair treatment of the Public Stockholders. In determining that the Offer and the Merger are fair to the Public Stockholders, the Boards of Directors of Thermedics and Thermo Electron considered the above factors as a whole and did not assign specific or relative weights to them, other than that the Offer Price of $15.50 per Share in cash was considered the most important factor.

     In making the determination as to fairness, Thermedics and Thermo Electron also had access to the 2000 Projections and the 1999-2000 Projections. See "--Certain Projected Financial Data."

SUMMARY OF THE ADVISORS' ANALYSIS AND OPINION

     Thermo Electron retained J.P. Morgan and The Beacon Group as its exclusive financial advisors for the purpose of advising Thermo Electron in connection with its strategic alternatives, including advising Thermo Electron and Thermedics in connection with the acquisition of the minority interest in the Company. On a number of occasions on or about January 14, 2000, the Advisors discussed with the management of Thermo Electron the preliminary results of their analysis of the ranges of potential values of the Shares that resulted from the application of several accepted valuation methodologies. The Advisors subsequently presented the results of their analysis to the Thermo Electron Board of Directors on January 18, 2000 and January 28, 2000 and to the Thermedics Board of Directors on January 25, 2000 and January 29, 2000. This financial analysis, including the selection of valuation methodologies, was prepared by the Advisors to assist the Boards of Directors of Thermedics and Thermo Electron with their evaluation of the Offer and the Merger. At the January 28, 2000 and January 29, 2000 meetings of the Boards of Directors of Thermo Electron and Thermedics, respectively, the Advisors also orally delivered their opinion (the "Opinion"), subsequently confirmed in a written opinion dated January 29, 2000, that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in their Opinion, the consideration of $15.50 net per Share in cash to be paid pursuant to the Offer and the Merger was fair from a financial point of view to Thermedics and Thermo Electron.

     THE ADVISORS' FINANCIAL ANALYSIS AND RELATED OPINION WAS PROVIDED TO THE BOARDS OF DIRECTORS OF THERMEDICS AND THERMO ELECTRON. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THERMEDICS AND THERMO ELECTRON (AND NOT TO THE PUBLIC STOCKHOLDERS) AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER OR NOT THE PUBLIC STOCKHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER.

     In conducting their financial analysis and rendering their Opinion, the Advisors reviewed, among other things:

     - the audited financial statements of the Company, Thermedics and Thermo Electron for the fiscal year ended January 2, 1999;

     - the unaudited financial statements of the Company, Thermedics and Thermo Electron for the period ended October 2, 1999;

     - current and historical market prices of the Shares;

     - certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses deemed by the Advisors to be comparable to those of the Company;

     - the reported market prices for securities of certain other companies deemed by the Advisors to be comparable to the Company;

     - publicly available terms of certain transactions involving companies deemed by the Advisors to be comparable to the Company and the consideration paid for such companies;

     - the terms of other business combinations deemed relevant by the Advisors;

     - the 2000 Projections; and

     - certain agreements with respect to outstanding indebtedness or obligations of the Company, Thermedics and Thermo Electron.

     The Advisors also held discussions with certain members of the management of Thermedics and Thermo Electron with respect to certain aspects of the Offer and the Merger. In addition, the Advisors held discussions with certain members of management of Thermedics and Thermo Electron with respect to the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters believed necessary or appropriate to the Advisors' inquiry. In addition, the Advisors reviewed such other financial studies and analyses and considered such other information as the Advisors deemed appropriate for the purposes of their financial analysis and Opinion. The 2000 Projections were the only information prepared by the Company which was reviewed by the Advisors, and the Advisors did not hold any discussions with management of the Company. No limitation was placed upon the scope of the Advisors' investigation or valuation methodologies by Thermedics or Thermo Electron.

     The Advisors relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to, or discussed with, the Advisors by Thermedics, Thermo Electron and the Company or otherwise reviewed by the Advisors, and the Advisors have not assumed any responsibility or liability therefor. The Advisors also assumed that there have been no material changes in the Company's condition, results of operations, business or prospects since the date of the most recent financial statements made available to the Advisors. The Advisors have not conducted, and did not assume any responsibility for conducting, any valuation, appraisal or physical inspection of any of the Company's assets or liabilities (contingent or otherwise), nor have any valuations or appraisals been provided to the Advisors. In relying on the financial analyses, projections and estimates provided to, or discussed with, the Advisors, the Advisors have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future financial performance of the Company.

     The 2000 Projections used by the Advisors were prepared by management of the Company. None of the Company, Thermedics or Thermo Electron publicly discloses internal management projections of the type used by the Advisors in connection with the Advisors' analysis of the Offer and the Merger, and such projections were not prepared with a view toward public disclosure. The 2000 Projections and the additional projections prepared by the Advisors were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of the Company, Thermo Electron and Thermedics, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See "--Certain Projected Financial Data."

     The Advisors' financial analysis and Opinion are necessarily based on economic, market and other conditions as in effect on, and the information made available to the Advisors as of, the date of their Opinion. Subsequent developments may affect the financial analysis and the conclusions in the Opinion, and the Advisors do not have any obligation to update, revise or reaffirm their financial analysis or Opinion.

     In accordance with customary investment banking practice, the Advisors employed generally accepted valuation methods in conducting their financial analysis and reaching their Opinion. The following is a summary of the material financial analyses undertaken by the Advisors with respect to the Company and presented to the Boards of Directors of Thermo Electron and Thermedics:

          Public Trading Multiples. Using publicly available information, the Advisors compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which the Advisors judged to be analogous to the Company's business. The companies selected by the Advisors were Mettler-Toledo International, Inc., Fairey Group plc, Milltronics and K-Tron International. These companies were selected, among other reasons, because they compete in similar industries with fairly similar competitive dynamics and growth potential. For each comparable company, publicly available financial performance through the most recent last twelve months was measured. In addition, the Advisors derived estimates of sales, EBITDA, EBIT and net income for the year ended December 31, 2000 for each comparable company from the Institutional Brokers Estimates System.

          The Advisors applied a range of multiples derived from such analysis to the Company's estimated (based upon the 2000 Projections) sales, EBITDA, EBIT and net income for calendar years 1999 and 2000, and arrived at an estimated range of equity values for the Shares of approximately $11.75 to $15.75 per Share.

          Selected Transaction Analysis. Using publicly available information, the Advisors examined seven selected transactions in which companies engaged in businesses which the Advisors judged to be analogous to the Company's were acquired within the last three years. Specifically, the Advisors reviewed the following transactions (indicated as target/acquiror): Milltronics/Siemens, Drexelbrook Engineering/Ametek, Smiths Industries (Product Monitoring)/Thermo Sentron, Computational Systems/ Emerson Electric, BIE Technologies/Shareholders, NDC Systems/Fairey Group plc, and Core Industries/United Dominion. The Advisors applied a range of multiples derived from such analysis to the Company's estimated (based upon the 2000 Projections) sales, EBITDA, EBIT and net income for calendar year 1999, and arrived at an estimated range of equity values for the Shares of between $12.25 and $17.00 per Share.

          No company or transaction used in the comparable public trading multiple analysis or the selected transaction analysis is identical to the Company or the Offer and the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, the Advisors made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company.

          Discounted Cash Flow Analysis. The Advisors conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per Share. The Advisors calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2000 through 2004 based upon financial projections prepared by the Advisors after discussions with the management of Thermedics and Thermo Electron. The Advisors also calculated a range of terminal asset values of the Company at the end of the 5-year period ending 2004 by applying a perpetual growth rate ranging from 2.0% to 3.0% to the unlevered free cash flow of the Company during the final year of the 5-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by the Advisors based upon an analysis of the Company's weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company's estimated 1999 fiscal year-end excess cash, option exercise proceeds and total debt. Based on this analysis, the Advisors calculated an estimated range of equity values of between $12.50 and $15.50 per Share.

          Historical Common Stock Performance. The Advisors conducted a historical analysis of the closing price of the Shares over the 52-week period prior to the date of their Opinion and also reviewed the closing price of the Shares as of the date two weeks prior to the date of their Opinion. During the 52-week period, based on trading prices on the American Stock Exchange, the Company's Shares achieved a high trading price of $15.625 on August 31, 1999 and a low trading price of $9.625 on April 26, 1999. On January 11, 2000, the closing price of the Shares was $14.3125 and on January 25, 2000 the closing price of the Shares was $14.50.

     The summary set forth above does not purport to be, and is not, a complete description of the financial analyses or data undertaken or presented by the Advisors. The summary of the Advisors' Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the written Opinion. The full text of the Advisors' written Opinion, which sets forth among other things the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by J.P. Morgan and The Beacon Group in conducting their financial analysis and in rendering their Opinion, is attached as Exhibit 12(c) to the Schedule TO. The written Opinion should be read carefully and in its entirety. A copy of the Advisors' written Opinion will be made available for inspection and copying at the principal office of

Thermo Electron during its regular business hours upon request from any record holder of the Shares or a representative of such person designated as such in writing or may be obtained from the Schedule TO filed with the Commission. Requests to have the Opinion made available should be directed to the Corporate Secretary of Thermo Electron at the address set forth under "Certain Information Concerning The Purchaser, Corpak, Thermedics And Thermo Electron."

     The preparation of the financial analysis and the related fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at their Opinion, the Advisors considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor considered by them. The Advisors believe that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of their analyses, could create an incomplete view of the processes underlying their analyses and Opinion. In addition, the Advisors may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuation resulting from any particular financial analysis described should not be taken as the Advisors' view of the actual value of the Company. The Advisors based their analyses on assumptions that they deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which the Advisors based their analyses are set forth above under the description of each such analysis. The Advisors' analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, the Advisors' analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As described above, the Advisors' financial analysis and Opinion was only one of many factors considered by the Boards of Directors of Thermedics and Thermo Electron in their determination that the terms of the Offer and the Merger are fair to the Public Stockholders and should not be viewed as determinative of the views of the Boards of Directors of Thermedics and Thermo Electron with respect to the value of the Company.

     J.P. Morgan and The Beacon Group advised the Boards of Directors of Thermo Electron and Thermedics in connection with the Offer and the Merger in part because the Advisors had been retained to advise Thermo Electron in connection with the overall reorganization of Thermo Electron and its subsidiaries. The Boards of Directors of Thermo Electron and Thermedics also considered J.P. Morgan's and The Beacon Group's experience and expertise. J.P. Morgan is an international corporate and investment bank, and The Beacon Group is a nationally recognized private investment banking firm. As part of their investment banking businesses, J.P. Morgan and The Beacon Group are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     J.P. Morgan has advised Thermo Electron and Thermedics that, in the ordinary course of its business, it or its affiliates may actively trade the debt and/or equity securities of the Company, Thermedics, Thermo Electron and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities.

     In October 1999, Thermo Electron engaged The Beacon Group as its financial advisor in connection with Thermo Electron's proposed acquisition of the outstanding shares held by public stockholders in certain subsidiaries. Thermo Electron paid The Beacon Group $500,000 in fees for services rendered pursuant to that engagement in connection with the acquisition of the outstanding publicly-held shares of common stock of ThermoTrex Corporation and ThermoLase Corporation.

     As noted above, J.P. Morgan and The Beacon Group have acted as financial advisors to Thermo Electron for the purpose of advising Thermo Electron in connection with its strategic alternatives, including the proposed reorganization of Thermo Electron and its subsidiaries. As part of the proposed reorganization, it is contemplated that Thermo Electron will acquire the publicly-held minority interest in Thermedics and that J.P. Morgan and The Beacon Group will act as financial advisors to Thermo Electron in connection with such acquisition.

     Pursuant to a letter agreement among Thermo Electron and J.P. Morgan and The Beacon Group, dated January 17, 2000, Thermo Electron has agreed to pay each of J.P. Morgan and The Beacon Group a fee of $500,000 for its services in connection with the Offer and the Merger. In addition, J.P. Morgan and The Beacon Group will be reimbursed for expenses incurred in connection with these transactions. The letter agreement also relates to the overall proposed reorganization of Thermo Electron and provides for separate fees for services with respect to other elements of Thermo Electron's reorganization. These other fees include a minimum retainer for each of J.P. Morgan and The Beacon Group of $1.25 million, and the engagement letter provides for substantial additional compensation if some or all of the other elements of Thermo Electron's reorganization are completed. Thermo Electron has agreed to indemnify J.P. Morgan and The Beacon Group and their affiliates against certain liabilities, including liabilities under the federal securities laws, in connection with their engagement.

CERTAIN PROJECTED FINANCIAL DATA

     The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, Thermedics and Thermo Electron had access to the 1999-2000 Projections and the 2000 Projections, made the 1999-2000 Projections and the 2000 Projections available to the Special Committee and made the 2000 Projections available to the Advisors. The 1999-2000 Projections and the 2000 Projections were prepared by the Company's management in the regular course of its financial planning. The 2001-2003 Projections were prepared by Thermo Electron, with the assistance of the Company's management, for the sole purpose of preparing the discounted cash flow analysis included in the September 8 Proposal. The 1999-2000 Projections, the 2000 Projections and the 2001-2003 Projections are collectively referred to herein as the "Projections".

     The following summaries of the 1999-2000 Projections and the 2000 Projections are included in this Offer to Purchase because the 1999-2000 Projections and the 2000 Projections were made available to Thermedics, Thermo Electron and the Special Committee, and the 2000 Projections were made available to the Advisors. The 2001-2003 Projections are included in this Offer to Purchase because they were provided to the Special Committee. The Projections do not reflect any of the effects of the Offer, the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Thermedics and Thermo Electron believe that the assumptions upon which the Projections are based were reasonable at the time the Projections were prepared, given the information known by management of the Company or Thermo Electron at such time.

     The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections nor have they expressed any opinion or given any form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, many of which are beyond the control of Thermedics and Thermo Electron and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

     THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE FINANCIAL RESULTS AND STOCKHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE

THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

     The following are the 1999-2000 Projections:

                             1999-2000 PROJECTIONS
                                 (IN THOUSANDS)

                                             PROJECTEDQ3    PROJECTEDQ4      PROJECTED       PROJECTED
                                                1999           1999             1999           2000
SELECTED INCOME STATEMENT DATA:
Revenues...................................    $28,000        $29,000         $111,662       $118,054
                                               -------        -------         --------       --------
Costs and Operating Expenses:
  Cost of revenues.........................     17,086         17,291           68,041         70,439
  Operating expenses.......................      7,866          8,050           31,926         32,887
                                               -------        -------         --------       --------
                                                24,952         25,341           99,967        103,326
                                               -------        -------         --------       --------
Operating Income...........................      3,048          3,659           11,695         14,728
Interest Income............................        107            121              498            442
Interest Expense...........................       (269)          (381)          (1,252)        (1,100)
Equity in Earnings of Unconsolidated
  Subsidiary...............................         --             --              126             --
                                               -------        -------         --------       --------
Income Before Provision for Income Taxes...      2,886          3,399           11,067         14,070
Provision for Income Taxes.................      1,126          1,326            4,317          5,488
                                               -------        -------         --------       --------
Net Income.................................    $ 1,760        $ 2,073         $  6,750       $  8,582
                                               =======        =======         ========       ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net...................    $24,131        $24,412         $ 24,712       $ 25,292
Inventories................................     16,768         16,225           16,420         17,223
Prepaid Income Taxes and Other Current
  Assets...................................      4,564          4,533            4,413          4,396
                                               -------        -------         --------       --------
Total Current Assets Excluding Cash and
  Investments..............................     45,463         45,170           45,545         46,911
Property, Plant, and Equipment:
  Balance, beginning of period.............      3,102          3,064            3,757          8,996
  Additions................................        277          6,326            7,431          1,519
  Depreciation expense.....................       (331)          (388)          (1,350)        (1,435)
  Sales....................................         16             (6)            (842)            (8)
                                               -------        -------         --------       --------
  Balance, end of period...................      3,064          8,996            8,996          9,072
Cost in Excess of Net Assets of Acquired
  Companies................................     71,731         71,237           71,477         69,243

     The following are the 2000 Projections:

                                2000 PROJECTIONS
                                 (IN THOUSANDS)

                                                            PROJECTEDQ4    PROJECTED    PROJECTED
                                                               1999          1999         2000
SELECTED INCOME STATEMENT DATA:
Revenues..................................................    $27,416      $109,232     $116,000
                                                              -------      --------     --------
Costs and Operating Expenses:
  Cost of revenues........................................     16,660        65,975       69,714
  Selling, general, and administrative expenses...........      6,777        28,768       29,292
  Research and development expenses.......................        876         3,379        3,680
  Gain on sale of property, plant, and equipment..........         --            87           --
                                                              -------      --------     --------
                                                               24,313        98,035      102,686
                                                              -------      --------     --------
Operating Income..........................................      3,103        11,197       13,314
Interest Income...........................................        109           455          339
Interest Expense..........................................       (273)       (1,136)        (663)
Equity in Earnings of Unconsolidated Subsidiary...........         --           157           --
                                                              -------      --------     --------
Income Before Provision for Income Taxes..................      2,939        10,673       12,990
Provision for Income Taxes................................      1,145         4,200        5,067
                                                              -------      --------     --------
Net Income................................................    $ 1,794      $  6,473     $  7,923
                                                              =======      ========     ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................................    $24,112      $ 24,112     $ 25,162
Inventories...............................................     16,025        16,025       17,040
Prepaid Income Taxes and Other Current Assets.............      5,164         5,164        5,519
                                                              -------      --------     --------
Total Current Assets Excluding Cash and Investments.......     45,301        45,301       47,721
Property, Plant and Equipment:
  Balance, beginning of period............................      3,143         3,757        3,264
  Additions...............................................        464         1,640        1,450
  Depreciation expense....................................       (338)       (1,340)      (1,435)
  Sales...................................................         (5)         (793)          --
                                                              -------      --------     --------
  Balance, end of period..................................      3,264         3,264        3,279
Cost in Excess of Net Assets of Acquired Companies........     72,211        72,211       70,213

     The following are the 2001-2003 Projections:

                             2001-2003 PROJECTIONS
                                 (IN THOUSANDS)

                                                                         FISCAL YEAR
                                                             -----------------------------------
                                                               2001         2002          2003
Revenues...................................................  $123,928     $130,124      $136,631
  Growth Rate..............................................      5.0%         5.0%          5.0%
Gross Profit...............................................  $ 49,943     $ 52,961      $ 56,702
  Gross Profit Margin......................................     40.3%        40.7%         41.5%
EBIT (without goodwill amortization).......................  $ 18,589     $ 20,169      $ 21,861
  EBIT Margin..............................................     15.0%        15.5%         16.0%
EBIAT -- Earnings Before Interest After Taxes..............  $ 11,154     $ 12,102      $ 13,117
NOA -- Net Operating Assets................................  $ 34,700     $ 35,784      $ 36,890
  NOA/Sales................................................     28.0%        27.5%         27.0%
Increase (Decrease) NOA....................................  $  1,298     $  1,084      $  1,106
Operating Cash Flows.......................................  $  9,855     $ 11,017      $ 12,010

CONFLICTS OF INTEREST

     THERMO ELECTRON AND THERMEDICS. The financial interests of Thermo Electron and Thermedics are adverse as to the Offer Price to the financial interests of the Public Stockholders.

     DIRECTORS OF THERMO ELECTRON AND THERMEDICS. The members of the Boards of Directors of Thermo Electron and Thermedics own common stock of, or hold options to purchase the common stock of, Thermo Electron, Thermedics and/or the Company. In addition, certain members of the Boards of Directors of Thermo Electron and Thermedics are also officers of the Company. These positions and equity interests present these directors with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to the Public Stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the Boards of Directors of Thermo Electron and Thermedics hold with Thermo Electron, Thermedics and the Company and their ownership of the common stock of Thermo Electron, Thermedics and the Company. To the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, all of the directors and executive officers of Thermo Electron and Thermedics who own Shares have advised Thermedics that they intend to tender their Shares in the Offer.

     EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY. In considering any position that the Board of Directors of the Company may take with respect to the Offer, the Public Stockholders should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest, as summarized below.

     Following consummation of the Offer and the Merger, Thermedics anticipates that the board of directors of the Company, as the corporation surviving the Merger (the "Surviving Corporation"), will be comprised solely of members of the Company's and Thermedics' management. Officers and directors of the Company who own Shares will receive the Offer Price in the Offer or the Merger on the same terms as the Public Stockholders.

     As of January 28, 2000, the members of the Board of Directors and executive officers of the Company owned in the aggregate 7,500 Shares and will receive a payment for their Shares in the aggregate amount of $116,250, assuming that they tender all of their Shares in the Offer or their Shares are acquired in the Merger. Except as set forth below, to the knowledge of the Purchaser, Corpak, Thermedics and Thermo Electron, all of the directors and executive officers of the Company who own Shares have advised Thermedics that they intend to tender their Shares in the Offer. Mr. Peter Richman, a director of the Company, has indicated that he intends to hold his Shares and not tender such Shares in the Offer.

     In addition, as of January 28, 2000, such Board members and executive officers of the Company held Options to acquire an aggregate of 268,800 Shares, with exercise prices ranging from $9.53 to $16.00. Unvested Options held by such persons will be assumed by Thermo Electron in the Merger and converted into options to acquire shares of Thermo Electron's common stock on the same terms as are applicable to all the other holders of Options. In the case of vested Options held by such persons, the holders will be given the opportunity to elect in the Merger either to convert the Options into options for Thermo Electron common stock or to receive cash for their Options at the Offer Price less the applicable exercise price. See "--Certain Effects Of The Offer And The Merger--Assumption of Options by Thermo Electron."

     Further, as of January 1, 2000, deferred units equal to 298, 2,573 and 485 Shares had accumulated under the Company's deferred compensation plan for directors for the benefit of Mr. William W. Hoover, Mr. Donald E. Noble and Mr. Peter Richman, respectively, which units will be converted into the right to receive the Offer Price in the Merger per unit for an aggregate cash payment of $4,619, $39,881 and $7,517, respectively. See "--Certain Effects Of The Offer And The Merger--Deferred Compensation Plan for Directors."

     Certain members of the Board of Directors of the Company and certain executive officers of the Company are directors or officers of Thermo Electron and/or Thermedics. All of such directors and executive officers in the Company hold equity interests in Thermo Electron and Thermedics. Mr. Melas-Kyriazi, the chief financial officer of the Company, is also the chief financial officer of Thermo Electron and Thermedics. Mr. John T. Keiser, a director of the Company, is chief operating officer, biomedical of Thermo Electron and is president and chief executive officer of Thermedics. Mr. Paul Kelleher, the chief accounting officer of the Company, is also the chief accounting officer of Thermo Electron and Thermedics. Consequently, certain of these directors and officers receive or have received compensation not only from the Company but also from Thermo Electron, Thermedics and their affiliates.

     INDEMNIFICATION AGREEMENTS. Thermo Electron has entered into separate indemnification agreements with each of the Company's officers and directors providing for indemnification of and advancement of expenses to such persons directly by Thermo Electron in the event that such person, by reason of his or her status as a director or officer of the Company (or service as a director, officer or fiduciary of another enterprise at the request of Thermo Electron), is made or threatened to be made a party to any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Thermo Electron, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

OTHER POSSIBLE PURCHASES OF SHARES

     If the Offer is successfully completed, Thermo Electron and its subsidiaries will collectively own at least 90% of the outstanding Shares. If, after the Offer is completed but prior to the effective date of the Merger (the "Effective Date of the Merger"), as a result of the exercise of Options or for any other reason, Thermo Electron and its subsidiaries collectively own less than 90% of the outstanding Shares, the Purchaser intends to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for Thermo Electron and its subsidiaries' collective ownership of Shares to equal or exceed 90%. If the Offer is not completed, the Purchaser may make open market or privately negotiated purchases of Shares to the extent necessary in order for Thermo Electron and its subsidiaries collectively to own at least 90% of the outstanding Shares. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

THE MERGER

     If the Offer is successfully completed, Corpak and Thermo Electron plan to contribute the Shares they own to the Purchaser in exchange for capital stock of the Purchaser and to cause the Purchaser to merge into the Company in a short-form merger. The short-form merger would occur as soon as possible after completion of the Offer. After the short-form merger, the Company would be owned exclusively by Thermo Electron and Corpak. Under the Delaware General Corporation Law (the "DGCL"), if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser would have the power to approve, adopt and consummate the Merger without a vote of the Company's stockholders (other than the Purchaser) or Board of Directors.

     On the Effective Date of the Merger, each outstanding Share (other than Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 262 of the DGCL) would be cancelled and converted into the right to receive the Offer Price in cash, without interest. After the Merger, Thermedics and Thermo Electron will, directly or indirectly, own 100% of the equity interest in the Surviving Corporation.

CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     GENERAL. Upon completion of the Offer and the Merger, Thermedics and Thermo Electron would have complete control over the conduct of the Company's business and together would have a 100% interest in the net book value and net earnings of the Company. In addition, Thermedics and Thermo Electron would receive the benefit of complete control over any future increases in the value of the Company and would bear the complete risk of any losses incurred in the operation of the Company and any decrease in the value of the Company. Thermo Electron's and its subsidiaries' aggregate ownership of the Company prior to the transactions contemplated by the Offer and the Merger was approximately 86.5%. Upon completion of the Offer and the Merger, Thermo Electron's and its subsidiaries' aggregate interest in the Company's net book value of approximately $94 million on January 1, 2000 and net earnings of $6.4 million for the year ended January 1, 2000 would increase from approximately 86.5% of such amounts to 100% of such amounts.

     BENEFITS AND DETRIMENTS TO THE PUBLIC STOCKHOLDERS. Upon completion of the Offer and the Merger, the Public Stockholders would no longer have any interest in, and would not be stockholders of, the Company and therefore would not participate in the Company's future earnings and potential growth and would no longer bear the risk of any decreases in the value of the Company. In addition, the Public Stockholders would not share in any distribution of proceeds after any sales of businesses of the Company, whether contemplated at the time of the Offer or thereafter. See "--Conduct Of The Company's Business After The Offer And The Merger." All of the Public Stockholders' other incidents of stock ownership, such as the rights to vote on certain corporate decisions, to elect directors, to receive distributions upon the liquidation of the Company and to receive appraisal rights upon certain mergers or consolidations of the Company (unless such appraisal rights are perfected in connection with the Merger), as well as the benefit of potential increases in the value of their holdings in the Company based on any improvements in the Company's future performance, would be extinguished upon acceptance of Shares tendered in the Offer or, if not tendered, upon completion of the Merger.

     Upon completion of the Offer and the Merger, the Public Stockholders would also not bear the risks of potential decreases in the value of their holdings in the Company based on any downturns in the Company's future performance. Instead, the Public Stockholders would have immediate liquidity in the form of the Offer Price in place of an ongoing equity interest in the Company in the form of the Shares. In summary, if the Offer and the Merger are completed, the Public Stockholders would have no ongoing rights as stockholders of the Company (other than statutory appraisal rights in the case of Public Stockholders who are entitled to and perfect such rights under Delaware law).

     POSSIBLE EFFECT OF THE OFFER AND OPEN MARKET PURCHASES ON THE MARKET FOR SHARES. Following the completion of the Offer and prior to the Effective Date of the Merger, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

     AMERICAN STOCK EXCHANGE LISTING. If the Offer and Merger are consummated, the Shares would not meet the requirements for continued listing on the American Stock Exchange and would be delisted. Assuming that the Merger occurs shortly after the completion of the Offer, Thermo Electron and Thermedics do not expect the American Stock Exchange to delist the Shares until after the Effective Date of the Merger.

     Following the closing of the Offer and prior to the Effective Date of the Merger, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with Thermedics or Thermo Electron, the Shares may no longer meet the quantitative requirements for continued listing on the American Stock Exchange. The listing requirements of the American Stock Exchange require that an issuer have at least 200,000 publicly held shares, held by at least 300 stockholders, with a market value of at least $1,000,000 and have stockholders' equity of at least $2,000,000 or $4,000,000 (depending on profitability levels during the issuer's four most recent fiscal years).

     In the event that the Shares no longer meet the requirements for listing on the American Stock Exchange, it is possible that the Shares would continue to trade in the over-the-counter market prior to the Effective Date of the Merger and that price or other quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer and the Merger.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. If the Offer and the Merger are completed, however, the Company's reporting obligations under the Exchange Act would terminate.

     Prior to the Effective Date of the Merger, the purchase of Shares pursuant to the Offer or open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange (see "--American Stock Exchange Listing") and there are fewer than 300 record holders of the Shares. Thermedics presently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the American Stock Exchange.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). If the Offer and the Merger are completed, the Shares would no longer be "margin securities." Following the purchase of Shares pursuant to the Offer or any subsequent open market or privately negotiated purchases and prior to the Effective Date of the Merger, depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     TREATMENT OF THERMO SENTRON OPTIONS. The Company has, from time to time, issued Options to acquire Shares pursuant to the Company's Equity Incentive Plan, Directors Stock Option Plan and Employees Equity Incentive Plan (the "Plans"). On the Effective Date of the Merger, each outstanding unvested Option under the Company's Plans will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron common stock as provided below. In the case of vested Options, the holders will be given the opportunity to elect in the Merger either to convert the Options into options for Thermo Electron common stock or to receive cash from Thermedics in an amount equal to the number of Shares that have vested under such Option multiplied by the difference between the Offer Price and the exercise price per Share of such Option. Each Option assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions, including the vesting of shares issuable upon the exercise thereof, as were applicable to the Option immediately prior to the Effective Date of the Merger, except that:

     - each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Electron common stock equal to the product of the number of Shares that were issuable upon exercise of such Option immediately prior to the Effective Date of the Merger multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Thermo Electron common stock, and

     - the per share exercise price for the shares of Thermo Electron common stock issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per Share at which such Option was exercisable immediately prior to the Effective Date of the Merger by the Exchange Ratio, rounded up to the nearest whole cent.

The "Exchange Ratio" is a fraction, the numerator of which is the Offer Price and the denominator of which is the closing price of the Thermo Electron common stock on the day immediately preceding the Effective Date of the Merger as reported on the consolidated transactions tape.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS. On the Effective Date of the Merger, the Company's deferred compensation plan for directors (the "Deferred Compensation Plan") will terminate, and the Company will distribute to each participant cash in an amount equal to the balance of stock units credited to his deferred compensation account under the Deferred Compensation Plan as of the Effective Date of the Merger multiplied by the Offer Price. Based on the units accumulated as of January 1, 2000, Mr. William W. Hoover will receive $4,619 for his units, Mr. Donald E. Noble will receive $39,881 for his units and Mr. Peter Richman will receive $7,517 for his units.

     ACCOUNTING TREATMENT. The Offer and the Merger would be accounted for as the acquisition of a minority interest by Thermedics, using the purchase method of accounting.

     TAX CONSEQUENCES. For federal income tax purposes, the receipt of the cash consideration by holders of the Shares pursuant to the Offer or the Merger will be a taxable sale of the holder's Shares. See "Certain Federal Income Tax Consequences."

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE OFFER AND THE MERGER

     Following Thermo Electron's reorganization, Thermo Electron plans to retain the Company as part of Thermo Electron's core measurement and detection instruments businesses. In connection with the reorganization of Thermo Electron and its subsidiaries, Thermo Electron intends to evaluate ways in which its instruments businesses, including the Company's business, can be more efficiently integrated and operated. Thermedics and Thermo Electron do not currently have any commitment or agreement for the sales of any of the Company's businesses. Additionally, Thermo Electron and Thermedics do not currently contemplate any material change in the composition of the Company's current management, except that Thermedics intends to appoint a Board of Directors of the Company comprised solely of members of the Company's and Thermedics' management after the Merger.

     In connection with its reorganization, Thermo Electron currently intends to acquire all of the outstanding common stock of Thermedics that it does not currently own. If such transaction is completed, the Company will become an indirect wholly-owned subsidiary of Thermo Electron.

     Except as otherwise described in this Offer to Purchase, the Purchaser, Corpak, Thermedics and Thermo Electron do not have, as of the date of this Offer to Purchase, any specific plans or proposals for:

     - any extraordinary corporate transaction involving the Company after the completion of the Offer and the Merger;

     - any sale or transfer of a material amount of assets currently held by the Company after the completion of the Offer and the Merger;

     - any change in the Board of Directors or management of the Company;

     - any material change in the Company's dividend rate or policy; or

     - any other material change in the Company's corporate structure or business.

CONDUCT OF THE COMPANY'S BUSINESS IF THE OFFER IS NOT COMPLETED

     If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, Thermo Electron and Thermedics expect that the Company's current management will continue to operate the Company's business substantially as presently operated. See "--Conduct Of The Company's Business After The Offer And The Merger." However, Thermedics and Thermo Electron anticipate that if the Offer is not completed, Thermedics and Thermo Electron will re-evaluate the role of the Company within the overall reorganization strategy being pursued by Thermo Electron. In particular, Thermedics and Thermo Electron may consider:

     - engaging in open market or privately negotiated purchases of Shares to increase Thermo Electron's and its subsidiaries' aggregate ownership of Shares to at least 90% of the outstanding Shares and then effecting a short-form merger;

     - proposing that the Purchaser and the Company enter into a long-form merger agreement, which would require the approval of the Company's Board of Directors, and voting all of their Shares in favor of such merger;

     - keeping outstanding the public minority interest in the Company, in which case the Public Stockholders would receive no cash for their Shares and would bear the risk that the trading price per Share could decline to a price that is less than the Offer Price; or

     - selling their interests in the Company or pursuing a sale of the entire Company to a third party.

     If Thermedics and Thermo Electron were to pursue any of these alternatives, it may take considerably longer for the Public Stockholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the Public Stockholders that are more or less than the Offer Price.

                                THE TENDER OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as provided in "--Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, March 30, 2000, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in "--Certain Conditions Of The Offer," and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "--Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in "--Certain Conditions Of The Offer" has not been satisfied or upon the occurrence and during the continuance of any of the events specified in "--Certain Conditions Of The Offer," and (2) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "--Certain Conditions Of The Offer" without extending the period during which the Offer is open.

     If the Minimum Condition or any other condition specified in "--Certain Conditions Of The Offer" is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (1) decline to purchase any of the Shares tendered, return all tendered Shares to tendering stockholders and terminate the Offer, (2) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of stockholders to withdraw their Shares), or
(3) waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Shares validly tendered.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension), promptly after the Expiration Date. In addition, subject to complying with Rule 14e-1 under the Exchange Act, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

     - certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares ("Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "--Procedures For Accepting The Offer And Tendering Shares";

     - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

     - any other documents required by the Letter of Transmittal.

     Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates representing Shares not purchased or not tendered will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer set forth in "--Procedures For Accepting The Offer And Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its affiliates, the right to purchase the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer, nor will any such transfer or assignment in any way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     GENERAL. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (l) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Depositary), in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with.

     No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering stockholders, by execution of the Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for payment.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF EACH TENDERING STOCKHOLDER AND, EXCEPT AS OTHERWISE PROVIDED UNDER THIS HEADING "--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (1) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for unpurchased Shares are to be returned, to a person other than the registered holder(s), then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificates with the signature(s) on such Share Certificates or stock powers guaranteed by an Eligible Institution as provided above and in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser with the Letter of Transmittal, is received by the Depositary, in accordance with the procedure set forth as provided below, prior to the Expiration Date; and

     - the Share Certificates (or a Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates therefor (or

Book-Entry Confirmation of the transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding with respect to payments made to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution with respect to any Shares tendered thereby (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 31,
2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Shares for payment and deposits the purchase price therefor with the Depositary. Upon such deposit, all prior powers of attorney and proxies given by such stockholder at any time with respect to such Shares (and other Shares and securities issued or issuable in respect of the tendered Shares on or after January 31, 2000) will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consents be executed by such stockholder (and, if given or executed, will not be deemed effective). Upon such deposit by the Purchaser, the designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including, without limitation, voting at any meeting of stockholders or by written consent in lieu of any such meeting.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Shares determined by it not to be in appropriate form or for which the acceptance of or payment may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of any other Shares. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, any of its affiliates or assigns, the Dealer Managers, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     THE PURCHASER'S ACCEPTANCE FOR PAYMENT OF SHARES TENDERED PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND THE PURCHASER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after May 1, 2000.

     If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares for any reason, then, without prejudice to the Purchaser's other rights under the Offer, tendered Shares may nevertheless be retained by the Depositary, on behalf of the Purchaser, and may not be withdrawn except to the extent tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section. Any such extension or delay will be accompanied by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in "--Procedures For Accepting The Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility.

     Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following the procedures described in "--Procedures For Accepting The Offer And Tendering Shares."

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. None of the Purchaser, its affiliates or assigns, the Dealer Managers, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend or terminate the Offer if (1) the Minimum Condition has not been satisfied or (2) at any time on or after March 3, 2000 and before the time of acceptance of the Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, cash flows, operations, licenses, franchises or results of operations of the Company or its subsidiaries which has a material adverse effect on the Company and its subsidiaries taken as a whole; or

          (b) any government or governmental authority or agency, whether domestic, foreign or supranational (a "Governmental Entity"), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which (i) challenges the acquisition by Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company or of Thermo Electron and its affiliates, or to compel the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Thermo Electron, Thermedics, Corpak or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in or has a reasonable likelihood of resulting in, a material adverse effect on the business, financial condition, results of operation or prospects of the Company, Thermo Electron, Corpak or Thermedics (a "Material Adverse Effect"); or

          (c) there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company or otherwise directly or indirectly materially adversely affects the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron), or compels the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Thermo Electron, Thermedics, Corpak or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in, or has a reasonable likelihood of resulting in, a Material Adverse Effect; or

          (d) there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company or of Thermo Electron and its affiliates, or to compel the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Thermo Electron, Thermedics, Corpak or the Purchaser (or any other affiliate of Thermo Electron) of all or any of the Shares or (vi) otherwise has resulted in or, in the Purchaser's reasonable discretion, has a reasonable likelihood of resulting in a Material Adverse Effect; and which in the case of clause (i), (ii), (iii), (iv) or (v) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable likelihood of being successful; or

          (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger, or any other action shall have been taken by any Governmental Entity or court that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (b) above; or

          (f) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the over-the-counter market (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the United States market in loans, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of any circumstances giving rise to any condition and may be waived by the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of the Purchaser. The failure by the Purchaser (or any affiliate of the Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. Except as described below, none of Thermo Electron, Thermedics, Corpak or the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein.

     Except as described in this section, none of Thermo Electron, Thermedics, Corpak or the Purchaser is aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that would be required for the acquisition of Shares by the Purchaser as contemplated herein. Should any such other approval or action be required, it is currently contemplated that such approval or other action would be sought. There is, however, no present intention to delay the purchase of Shares tendered pursuant to the Offer or the Merger pending the outcome of any such other approval or action. There can be no assurance that any such other approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Purchaser's, Corpak's, Thermedics', Thermo Electron's or the Company's business in the event that such other approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section. See "--Certain Conditions Of The Offer."

     ANTITRUST. The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

     FOREIGN APPROVALS. The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the Purchaser intends to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     STATE ANTI-TAKEOVER STATUTES. Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation (such as the Company) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the time such person became an interested stockholder, unless special requirements are met or certain exceptions apply, including that prior to such time the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested stockholder. The Purchaser believes that neither the Offer nor the Merger is prohibited by
Section 203 of the DGCL.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in that state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. None of Thermo Electron, Thermedics, Corpak or the Purchaser knows whether any of these laws will, by their terms, apply to the Offer or the Merger, and the Purchaser has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "--Certain Conditions Of The Offer."

DIVIDENDS AND DISTRIBUTIONS

     If, on or after January 31, 2000, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "--Certain Conditions Of The Offer," (1) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution, and (2) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares or rights as aforesaid) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold the entire purchase price or deduct from the purchase price the amount of value of such non-cash dividend, distribution or right, as determined by the Purchaser in its sole discretion.

     If, on or after January 31, 2000, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described under the heading "--Certain Conditions Of The Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger to the beneficial owners of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this Offer to Purchase. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are not citizens or residents of the United States and beneficial owners whose Shares were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a beneficial owner of Shares that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger will recognize gain or loss equal to the difference between the amount of cash received by the beneficial owner and the aggregate tax basis in the Shares sold pursuant to the Offer or canceled and converted to cash pursuant to the Merger. Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer or canceled and converted to cash pursuant to the Merger.

     Gain or loss on the disposition of Shares will be capital gain or loss, assuming that the Shares are held as capital assets. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 20% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for more than one year or (ii) 39.6% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for not more than one year. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. In addition, the ability of both corporate and non-corporate beneficial owners to use capital losses to offset ordinary income is limited.

     In general, cash received by Public Stockholders who exercise statutory appraisal rights ("Dissenting Stockholders") in respect of such appraisal rights will result in the recognition of gain or loss to the Dissenting Stockholders. Any such Dissenting Stockholder should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

     A beneficial owner may be subject to backup federal income tax withholding at a rate of 31% with respect to the amount of cash received pursuant to the Offer or the Merger unless the owner provides its tax identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A beneficial owner that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service. See "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares--Backup Federal Income Tax Withholding."

     If backup withholding applies to a beneficial owner, the Depositary is required to withhold 31% from payments to such owner. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the beneficial owner upon filing an income tax return.

     EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

     PRICE RANGE OF SHARES. The Shares are listed on the American Stock Exchange under the symbol "TSR". The following table sets forth the high and low sales prices per Share on the American Stock Exchange, as reported in publicly available sources for each of the periods indicated.

                                                              HIGH           LOW
                                                              ----           ---
Fiscal Year Ended January 2, 1999:
  First Quarter.............................................  $12 1/16       $ 9 1/4
  Second Quarter............................................  $12 5/8        $11 3/8
  Third Quarter.............................................  $12 1/2        $ 8 3/8
  Fourth Quarter............................................  $10            $ 8 1/8
Fiscal Year Ended January 1, 2000:
  First Quarter.............................................  $11 3/8        $ 9 3/4
  Second Quarter............................................  $13 7/8        $ 9 5/8
  Third Quarter.............................................  $15 5/8        $12 3/4
  Fourth Quarter............................................  $15            $13 1/2
Fiscal Year Ending December 30, 2000:
  First Quarter (through March 1, 2000).....................  $15 1/4        $14 1/8

     As of January 28, 2000, there were 79 holders of record of the Shares and in excess of 500 beneficial owners of the Shares.

     On January 28, 2000, the last full trading day prior to the public announcement of the Purchaser's intention to commence the Offer, the closing sale price per Share, as reported on the American Stock Exchange, was $14 7/16. On February 29, 2000, the closing sale price per Share, as reported on the American Stock Exchange, was $15.00.

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     DIVIDENDS. The Company has never declared or paid any cash dividends in respect of the Shares.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer.

     GENERAL. The Company develops, manufactures and markets high-speed precision-weighing and inspection equipment for industrial production and packaging lines. Each of the Company's segments serves two principal markets: packaged-goods and bulk materials. The Company's products for the packaged-goods market include a broad line of checkweighing equipment and metal detectors that can be integrated at various stages in production lines for process control and quality assurance, as well as hot foil and thermal printers and X-ray inspection equipment. The product-monitoring businesses design, manufacture and distribute specialized packaged-goods equipment, including checkweighers and metal detectors, for the food and pharmaceutical industries. The Company's bulk-materials product line includes conveyor-belt scales, solid level-measurement and conveyor-monitoring systems, sampling systems, and small-capacity feeders. The principal executive offices of the Company are located at 501 90th Avenue, N.W., Minneapolis, Minnesota 55433, and its telephone number is (781) 622-1000.

     The Company is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, the Company is required to file within 10 business days of the commencement of this Offer, and to distribute to the Company's Stockholders, a statement on Schedule 14D-9 regarding its recommendation to the Company's stockholders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, certain material filed by the Company may also be available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

     None of Thermo Electron, Thermedics, Corpak or the Purchaser intends to grant unaffiliated stockholders special access to the Company's records in connection with the Offer. None of Thermo Electron, Thermedics, Corpak or the Purchaser intends to obtain counsel to or appraisal services for unaffiliated stockholders of the Company.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for its fiscal year ended January 2, 1999 and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended October 2, 1999 and October 3, 1998 (collectively, the "Company Reports"). More comprehensive financial information is included in the Company Reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth above), and the following financial information is qualified in its entirety by reference to the Company Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

     The selected financial information presented below as of and for the fiscal years ended January 2, 1999, January 3, 1998, December 28, 1996, December 30, 1995 and as of and for the periods from March 16, 1994 through December 31, 1994 and October 1, 1993 through March 15, 1994 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP. The selected financial information as of and for the nine months ended October 2, 1999 and October 3, 1998 has not been audited. The results of operations for the nine months ended October 2, 1999 are not necessarily indicative of results for the entire year.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                    THE COMPANY                         PREDECESSOR(A)
                                               ------------------------------------------------------   --------------
                                                                                             MAR. 16,      OCT. 1,
                          NINE MONTHS ENDED                                                    1994          1993
                         -------------------                                                 THROUGH       THROUGH
                         OCT. 2,    OCT. 3,                                                  DEC. 31,      MAR. 15,
                           1999     1998(B)      1998(B)     1997(C)    1996(D)     1995       1994          1994
                         --------   --------   -----------   --------   --------   -------   --------   --------------
                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Revenues...............  $ 81,816   $ 69,660    $ 98,763     $ 78,695   $ 70,027   $67,474   $50,116       $24,300
Net Income (Loss)......     4,679      4,338       5,719        6,488      5,152     3,830     1,260        (1,269)
Earnings (Loss) per
  Share:
  Basic................       .50        .45         .59          .66        .56       .55       .18          (.18)
  Diluted..............       .49        .45         .59          .66        .56       .55       .18          (.18)
Weighted Average
  Shares:
  Basic................     9,431      9,690       9,625        9,875      9,156     7,000     7,000            --
  Diluted..............     9,467      9,693       9,627        9,878      9,162     7,000     7,000            --
BALANCE SHEET DATA (AT
  END OF PERIOD):
Working Capital........  $ 14,050   $  5,859    $  9,176     $ 45,005   $ 41,394   $  (853)  $  (250)      $13,409
Total Assets...........   137,699    141,612     140,164      115,101    107,186    61,960    62,527        28,494
Long-term Obligation...        --         --          --           --         --        --     1,849            --
Shareholders'
  Investment...........    93,423     87,774      88,993       87,931     82,365    34,687    34,600        15,781
OTHER DATA:
Book Value per Share...  $   9.90   $   9.31    $   9.44     $   8.91
Cash Dividends.........        --         --          --           --         --        --        --            --
Ratio of Earnings to
  Fixed Charges(e).....     6.42x      7.24x       6.38x       11.96x

---------------
(a) On March 16, 1994, Thermedics acquired Ramsey Technology Inc. ("Ramsey"), the Company's predecessor, from Baker Hughes Incorporated. Periods prior to March 16, 1994, represent the results of Ramsey as included in Baker Hughes Incorporated's financial statements. Periods subsequent to March 15, 1994, represent the results of Ramsey as included in Thermedics' consolidated financial statements. The principal difference in the basis of accounting between Ramsey and the Company relates to the cost in excess of net assets of acquired companies, the amortization of which approximates $860,000 per year.

(b) Reflects the June 1998 acquisition of the product-monitoring group of Graseby Limited, a subsidiary of Smiths Industries plc.

(c) Reflects the February 1997 acquisition of the business of RCC Industrial Electronics Pty. Limited and the July 1997 acquisition of Westerland Engineering Ltd.

(d) Includes the net proceeds of the Company's initial public offering in April 1996, and reflects the January 1996 acquisition of Hitech Electrocontrols Limited and the April 1996 acquisition of the solids flow-measurement product line of Endress + Hauser, Inc.

(e) For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income before taxes, plus fixed charges. "Fixed charges" consist of interest on indebtedness and one-third of rental expense, which is deemed to be the interest component of such rental expense.

     RECENTLY RELEASED FINANCIAL DATA. The selected financial information of the Company presented below for the three and twelve month periods ended January 1, 2000 and January 2, 1999 were publicly released by the Company on February 17, 2000. With the exception of the financial information for the twelve months ended January 2, 1999, this financial information is not audited and full financial statements reflecting such information have not yet been filed with the Commission.

                        CONSOLIDATED STATEMENT OF INCOME

                                                     THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                     ------------------    -------------------
                                                     JAN. 1,    JAN. 2,    JAN. 1,     JAN. 2,
                                                      2000       1999        2000       1999
                                                     -------    -------    --------    -------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues...........................................  $25,970    $29,103    $107,786    $98,763
                                                     -------    -------    --------    -------
Costs and Operating Expenses:
  Cost of revenues.................................   15,475     18,293      64,790     61,621
  Selling, general, and administrative expenses....    6,997      7,569      28,901     25,438
  Research and development expenses................      889        836       3,392      2,823
                                                     -------    -------    --------    -------
                                                      23,361     26,698      97,083     89,882
                                                     -------    -------    --------    -------
Operating Income...................................    2,609      2,405      10,703      8,881
Interest Income....................................      122        227         468      1,398
Interest Expense...................................     (273)      (380)     (1,136)    (1,060)
Other Income.......................................      315         75         472        186
                                                     -------    -------    --------    -------
Income Before Provision for Income Taxes...........    2,773      2,327      10,507      9,405
Provision for Income Taxes.........................    1,079        946       4,134      3,686
                                                     -------    -------    --------    -------
Net Income.........................................  $ 1,694    $ 1,381    $  6,373    $ 5,719
                                                     =======    =======    ========    =======
Earnings per Share:
  Basic............................................  $   .18    $   .15    $    .68    $   .59
                                                     =======    =======    ========    =======
  Diluted..........................................  $   .18    $   .15    $    .67    $   .59
                                                     =======    =======    ========    =======
Weighted Average Shares:
  Basic............................................    9,438      9,428       9,432      9,625
                                                     =======    =======    ========    =======
  Diluted..........................................    9,506      9,428       9,477      9,627
                                                     =======    =======    ========    =======

             CERTAIN INFORMATION CONCERNING THE PURCHASER, CORPAK,
                         THERMEDICS AND THERMO ELECTRON

THE PURCHASER

     The Purchaser is a newly organized, wholly-owned subsidiary of Corpak formed for the purpose of making the Offer. The Purchaser is organized under the laws of the State of Delaware. The Purchaser's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

     The name, business address, principal occupation, employment history and citizenship of each of the executive officers and directors of the Purchaser are set forth on Schedule I hereto.

     During the past five years, the Purchaser has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CORPAK

     Corpak, a Massachusetts corporation and a wholly-owned subsidiary of Thermedics, designs, manufactures and markets enteral feeding systems that introduce special nutritional solutions into the stomach or the small intestine through tubes entering the nose or stomach. Enteral therapy is used for patients who are unable to eat or digest food normally or who require high levels of nutritional support. Corpak's products include bags for nutritional fluids, delivery pumps, associated pump sets that hook up to the pumps and feeding tubes. In addition, Corpak markets catheters for peritoneal dialysis. Corpak's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

     The name, business address, principal occupation, employment history and citizenship of each of the executive officers and directors of Corpak are set forth on Schedule I hereto.

     During the past five years, Corpak has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Corpak from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THERMEDICS

     Thermedics, a Massachusetts corporation, develops, manufactures and markets diverse product lines, including implantable heart assist devices and other biomedical products, security instruments and equipment, that assure the quality of a wide variety of consumer products and bulk materials.

     Thermedics' businesses operate in the following segments: Quality Assurance and Security Products, Precision Weighing and Inspection Equipment, Heart Assist and Blood Testing Devices, Power Electronics and Test Equipment and Respiratory Care Products.

     Quality assurance and security products. Through Thermedics Detection Inc., Thermedics' Quality Assurance and Security Products segment develops, manufactures and markets high-speed detection and measurement instruments used in a variety of on-line industrial process and security applications, and for laboratory analysis.

     Precision weighing and inspection equipment. Thermedics' Precision Weighing and Inspection Equipment segment includes the Company, which develops, manufactures and markets high-speed precision-weighing and inspection equipment for industrial production and packaging lines.

     Heart assist and blood testing devices. Thermedics' Heart Assist and Blood Testing Devices segment consists of the Thermo Cardiosystems Inc. subsidiary, which has developed two implantable left ventricular-assist systems (LVAS): a pneumatic, or air-driven, system and an electric version. Thermo

     Cardiosystems' International Technidyne Corporation subsidiary is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables and also manufactures premium-quality, single-use skin-incision devices.

     Power electronics and test equipment. Thermedics' Power Electronics and Test Equipment segment, through the Thermo Voltek Corp. subsidiary, designs, manufactures and markets a range of products related to power amplification, conversion and quality.

     Respiratory Care Products. Erich Jaeger, GmbH, acquired in July 1999, develops and manufactures equipment for lung function, cardio-respiratory and sleep disorder diagnosis and monitoring.

     Thermedics' common stock is listed on the American Stock Exchange under the symbol "TMD". The principal executive offices of Thermedics are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799, and its telephone number is (781) 622-1000.

     Thermedics is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission and the American Stock Exchange as set forth under "Certain Information Concerning The Company."

     The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Thermedics are set forth in Schedule I hereto.

     During the past five years, Thermedics has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Thermedics from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THERMO ELECTRON

     Thermo Electron, a Delaware corporation, and its subsidiaries develop and manufacture a broad range of products that are sold worldwide. Thermo Electron is a world leader in monitoring, analytical and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment and mammography systems; and paper recycling and papermaking equipment. Thermo Electron also develops alternative-energy systems and clean fuels, provides a range of services including industrial outsourcing and environmental-liability management and conducts research and development in advanced imaging, laser and electronic information-management technologies. Thermo Electron performs its business through wholly-owned subsidiaries and divisions, as well as majority owned subsidiaries that are partially owned by public or private investors.

     On January 31, 2000, Thermo Electron announced that its Board of Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron plans to acquire the public minority interest in most of its subsidiaries that have minority investors, spin off its separation technologies and fiber-based products business and its medical products business and divest a variety of non-core businesses. The primary goal of this reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on its respective core business. The purpose of the Offer and the Merger is to acquire the minority public interest in the Company as part of Thermo Electron's overall reorganization and to provide the Public Stockholders with $15.50 per Share in cash. Following the Offer and the Merger, Thermo Electron plans to retain the Company as part of Thermo Electron's core instrument business.

     Thermo Electron's common stock is listed on the New York Stock Exchange under the symbol "TMO". The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

     Thermo Electron is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission as set forth under "Certain Information Concerning The Company." In addition, certain material filed by Thermo Electron may also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Thermo Electron are set forth in Schedule I hereto.

     During the past five years, Thermo Electron has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Thermo Electron from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CERTAIN TRANSACTIONS

     Except as otherwise set forth in this Offer to Purchase, none of the Purchaser, Corpak, Thermedics or Thermo Electron or, to the best knowledge of the Purchaser, Corpak, Thermedics and Thermo Electron, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such Shares or other securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     PRIOR CONTACTS. Except as set forth in this Offer to Purchase (particularly the section entitled "Special Factors--Background To The Offer And The Merger"), since January 1, 1998, there have been no contacts, negotiations or transactions between the Purchaser, Corpak, Thermedics, Thermo Electron, any subsidiary of the Purchaser, Corpak, Thermedics or Thermo Electron or, to the best knowledge of the Purchaser, Corpak, Thermedics and Thermo Electron, any of the persons listed on Schedule I hereto, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, other than votes cast by Thermo Electron or Thermedics for the election of directors of the Company in the normal course.

     PRIOR BUSINESS RELATIONSHIPS. Except as set forth in this Offer to Purchase, none of the Purchaser, Corpak, Thermedics or Thermo Electron or, to the best knowledge of the Purchaser, Corpak, Thermedics or Thermo Electron, any of the persons listed on Schedule I hereto has, since January 1, 1998, had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer or the Merger.

     INTERCOMPANY SALES AND BORROWING. In June 1998, the Company borrowed $21,000,000 from Thermo Electron pursuant to a promissory note due December 1998, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The Company entered into this note in order to partially finance its acquisition of the three businesses that constituted the product-monitoring group of Graseby Limited, a subsidiary of Smiths Industries plc ("Graseby"), for $44,000,000 in cash, net of cash acquired, and the assumption of certain liabilities. In December 1998, the Company repaid $2,000,000 of this amount and issued Thermo Electron a new promissory note for $19,000,000 in exchange for the initial note. Subsequently, in June 1999, the Company repaid $6,000,000 of this amount and issued Thermo Electron a new promissory note for $13,000,000 in exchange for the December 1998 note. The Company repaid an additional $1,000,000 of the amount owed under the note in each of the third and fourth quarters of 1999. The new note is due March 2000 and bears interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set on the second business day of each fiscal month of the Company.

     MINNEAPOLIS LEASE. The Company has entered into a fifteen-year lease arrangement with Thermo Electron, effective as of January 1, 2000, with respect to the Company's principal executive offices in Minneapolis, Minnesota. Thermo Electron purchased the building in December 1999 from Baker Hughes Corporation for $5.5 million. The rent payable by the Company to Thermo Electron under this lease is $50,000 per month for the first five years of the lease term, $55,000 per month for the second five years of the lease term and $60,000 per month for the third five years of the lease term.

     FINANCIAL INFORMATION. Because the Offer Price will be paid in cash, the Purchaser, Corpak, Thermedics and Thermo Electron do not believe that financial information with respect to the Purchaser, Corpak, Thermedics, Thermo Electron and their subsidiaries would be material to a stockholder's evaluation of the Offer and the Merger. Financial information concerning Thermedics, Thermo Electron and their subsidiaries is filed by Thermedics and Thermo Electron with the Commission (which may be inspected and copies thereof obtained at the offices of the Commission as set forth in "Certain Information Concerning The Company").

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger, and to pay related fees and expenses, is estimated to be approximately $21.3 million. The Purchaser will obtain the funds to purchase the Shares in the Offer and the Merger from Thermedics as a loan or capital contribution. Thermedics will use a combination of its own working capital and borrowings from Thermo Electron to fund this loan or capital contribution. Thermo Electron has committed to provide any required financing to Thermedics. Any loan by Thermo Electron to Thermedics will be evidenced by an unsecured note due September 1, 2000 that will bear interest at a floating rate equal to the 30-day Dealer Commercial Paper Rate (the "DCP Rate") plus 150 basis points, adjusted at the beginning of each fiscal month of Thermedics. The interest rate of the note will be reduced to the DCP Rate plus 50 basis points to the extent of any funds invested by Thermedics' majority-owned subsidiaries in Thermo Electron's cash management arrangement.

                          THE MERGER; APPRAISAL RIGHTS

THE MERGER

     Following the consummation of the Offer, subject to the terms and conditions and in accordance with the DGCL, Thermedics plans to cause the Purchaser to merge with and into the Company. Upon the Effective Date of the
Merger:

     - each Share issued and outstanding immediately prior to the Effective Date of the Merger (other than Shares held by Public Stockholders, if any, who are entitled to and who properly exercise their dissenters' rights (See "--Appraisal Rights" below) under the DGCL) will be cancelled and extinguished and be converted into and become a right to receive the Offer Price per Share; and

     - each outstanding share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Date of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. As a result of the Merger, Corpak and Thermo Electron will own all of the outstanding equity interests in the Company.

     Under the DGCL, if the Purchaser holds at least 90% of the outstanding Shares, the Purchaser would have the power to effect the Merger without a vote of the Company's Board of Directors or the Company's other stockholders. The Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the consummation of the Offer and without a meeting of the Company's stockholders.

APPRAISAL RIGHTS

     Stockholders who tender their Shares in the Offer are not entitled to appraisal rights under the DGCL. If the Purchaser effects the Merger, then Company stockholders who do not tender their Shares to the Purchaser pursuant to the Offer would have the right to demand an appraisal of the fair value of their Shares in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which sets forth the rights and obligations of Company stockholders demanding an appraisal and the procedures to be followed.

     Under the DGCL, record holders of the Shares who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Offer to Purchase as Schedule III.

     The Surviving Corporation would notify the Public Stockholders of record as of the Effective Date of the Merger, and of the approval and consummation of the Merger and the availability of appraisal rights under Section 262 within ten days of the Effective Date of the Merger (the "Merger Notice"). Any Public Stockholder entitled to appraisal rights would have the right, within 20 days after the date of mailing of the Merger Notice, to demand in writing from the Surviving Corporation an appraisal of his Shares. Such demand will be sufficient if it reasonably informs the Surviving Corporation of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his Shares. Failure to make such a timely demand would foreclose a Public Stockholder's right to appraisal.

     Only a holder of record of Shares at the time of the Merger is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's Share Certificates. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of the Shares should be sent or delivered to Sandra L. Lambert, Secretary, Thermo Sentron Inc., c/o Thermo Electron Corporation, 81 Wyman Street,

P.O. Box 9046, Waltham, Massachusetts 02454-9046, so as to be received within the 20 days after the mailing of the Merger Notice.

     If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

     A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner.

     Within 10 calendar days after the Effective Date of the Merger, the Surviving Corporation must send a notice as to the effectiveness of the Merger. Within 120 calendar days after the Effective Date of the Merger, the Surviving Corporation, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such stockholders. The Surviving Corporation is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the Effective Date of the Merger, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Surviving Corporation or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

     The Court may require stockholders who have demanded an appraisal and who hold Shares represented by certificates to submit their certificates for Shares to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Date of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Date of the Merger).

     If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive the Offer Price, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date of the Merger. A stockholder may withdraw a demand for appraisal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date of the Merger will require the written approval of the Surviving Corporation. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

     For federal income tax purposes, stockholders who receive cash for their Shares upon exercise of Dissenters' Rights will realize taxable gain or loss. See "Federal Income Tax Consequences."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR DISSENTING APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY EXPRESS REFERENCE TO THE DELAWARE APPRAISAL STATUTE, THE FULL TEXT OF WHICH IS ATTACHED HERETO AS
SCHEDULE III. STOCKHOLDERS ARE URGED TO READ SCHEDULE III IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

                               FEES AND EXPENSES

     The Advisors are acting as financial advisors to Thermedics and Thermo Electron in connection with the Offer and the Merger. The Advisors are also acting as Dealer Managers in connection with the Offer. For a discussion of the fees to be paid to the Advisors in connection with Offer and the Merger, see "Special Factors--Summary Of The Advisors' Analysis and Opinion."

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Managers and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The following is an estimate of fees and expenses to be incurred by the Purchaser in connection with the Offer:

Financial Advisors..........................................  $1,000,000
Legal.......................................................     250,000
Printing....................................................     100,000
Advertising.................................................      25,000
Filing......................................................       6,367
Depositary..................................................       7,500
Information Agent (including mailing).......................      12,000
Miscellaneous...............................................      99,133
                                                              ----------
                                                              $1,500,000
                                                              ==========

     The Company will not pay any of the fees and expenses to be incurred by the Purchaser in connection with the Offer.

                                 MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Thermo Electron, Thermedics, Corpak and the Purchaser have filed with the Commission a Schedule TO together with exhibits, pursuant to Rule 14d-3 and Rule 13e-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information about the Company in "Certain Information Concerning The Company" (except that such statement and amendments may not be available in the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

March 3, 2000

                                   SCHEDULE I

                     MEMBERS OF THE BOARDS OF DIRECTORS AND
          EXECUTIVE OFFICERS OF THE PURCHASER, CORPAK, THERMEDICS AND
                                THERMO ELECTRON

DIRECTOR AND EXECUTIVE OFFICER OF THE PURCHASER

     Mr. John T. Keiser is the president and sole director of the Purchaser. Biographical and other information with respect to Mr. Keiser is set forth below under "--Directors and Executive Officers of Thermedics."

DIRECTORS AND EXECUTIVE OFFICERS OF CORPAK

     The name, business address, position with Corpak, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Corpak, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to Corpak, each individual is a United States citizen and each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454. Unless otherwise indicated, to the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, no director or executive officer of Corpak beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, no director or executive officer of Corpak has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Corpak was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

JOHN T. KEISER               Mr. Keiser, 64, has been a director and chairman of
                             the board of Corpak since March 1998. Biographical and other information with respect to Mr. Keiser is set forth below under "--Directors and Executive
                             Officers of Thermedics."

THOMAS I. KUHN               Mr. Kuhn, 45, has been a director of Corpak since
                             May 1996 and its president and chief operating officer since August 1992. Mr. Kuhn's business address is 100 Chaddick Drive, Wheeling, IL 60090.

     STOCK OWNERSHIP. The following table sets forth the beneficial ownership of common stock of the Company, as well as the common stock of Thermedics and Thermo Electron, as of January 31, 2000, with respect to each director and executive officer of Corpak. No director or executive officer of Corpak beneficially owns any shares of capital stock of the Purchaser or Corpak. While certain directors and executive officers of Corpak are also directors and executive officers of Thermo Electron or its subsidiaries, all such persons disclaim beneficial ownership of the shares of common stock beneficially owned by Thermo Electron.

                                                      THERMO                              THERMO ELECTRON
NAME(1)                                           SENTRON INC.(2)   THERMEDICS INC.(3)    CORPORATION(4)
John T. Keiser................................        19,500             194,693              331,636
Thomas I. Kuhn................................             0              38,941                5,626
All directors and current executive officers
  as a group (2 persons)......................        19,500             233,634              337,262

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the common stock of the Company beneficially owned by Mr. Keiser and all directors and current executive officers as a group include 19,500 and 19,500 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Company's common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of such common stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Keiser, Mr. Kuhn and all directors and current executive officers as a group include 187,900, 34,100 and 222,000 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Thermedics common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of such common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Keiser, Mr. Kuhn and all directors and current executive officers as a group include 263,230, 4,950 and 268,180 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of such common stock outstanding as of such date.

DIRECTORS AND EXECUTIVE OFFICERS OF THERMEDICS

     The name, business address, position with Thermedics, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Thermedics, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to Thermedics, each individual is a United States citizen and each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454. Unless otherwise indicated, to the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, no director or executive officer of Thermedics beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, no director or executive officer of Thermedics has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Thermedics was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Mr. John N. Hatsopoulos resigned from the Boards of Directors of Thermedics and Thermo Electron on February 21, 2000.

T. ANTHONY BROOKS            Mr. Brooks, 60, has been a director of Thermedics
                             since September 1998. Mr. Brooks was a managing director and member of the operating committee of Lehman Brothers Inc., a financial services firm located at 3 World Financial Center, New York, NY
                             10285 from 1991 until his retirement in 1997. While at Lehman Brothers Inc., Mr. Brooks was the head of the European equity division from 1995 to 1996.

PETER O. CRISP               Mr. Crisp, 67, has been a director of Thermedics
                             since 1983. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm located at 30 Rockefeller Plaza, New York, NY
                             10112, for more than five years until his retirement in September 1997. He has been the vice chairman of Rockefeller Financial Services, Inc.
                             since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans &
                             Sutherland Computer Corporation, Thermo Electron,
                             ThermoTrex Corporation and United States Trust
                             Corporation.

PAUL F. FERRARI              Mr. Ferrari, 69, has been a director of Thermedics
                             since 1991. Mr. Ferrari was a vice president of Thermo Electron from 1988 until his retirement at the end of 1990. Mr. Ferrari is also a director of General Scanning Inc. and ThermoTrex
                             Corporation.

GEORGE N. HATSOPOULOS        Dr. Hatsopoulos, 73, has been a director of
                             Thermedics since 1983. He served as president, chief executive officer and chairman of the board of Thermo Electron from 1956 until January 1997,
                             June 1999 and January 2000, respectively. Dr.
                             Hatsopoulos is also a director of Photoelectron
                             Corporation, Thermo Ecotek Corporation, Thermo
                             Electron, Thermo Fibertek Inc., Thermo Instrument
                             Systems Inc. and ThermoTrex Corporation.

JOHN T. KEISER               Mr. Keiser, 64, has been a director of Thermedics
                             since April 1997. He has been the president and chief executive officer of Thermedics since March
                             1998 and December 1998, respectively. From 1994 until March 1998, Mr. Keiser served as a senior vice president of Thermedics. Mr. Keiser has been the chief operating officer, biomedical, of Thermo
                             Electron since September 1998, and a vice president from April 1997 until his promotion. He has also been the president of Thermo Electron's wholly owned biomedical group, a manufacturer of medical equipment and instruments, since 1994. Mr. Keiser is a director of Metrika Systems Corporation, Thermedics Detection Inc., Thermo Cardiosystems
                             Inc., ThermoLase Corporation, the Company,
                             ThermoTrex Corporation and Trex Medical
                             Corporation.

RICHARD F. SYRON             Dr. Syron, 56, has been a director of Thermedics
                             since June 1999. He has been the president and chief executive officer of Thermo Electron since
                             June 1999 and has been chairman of the board since
                             January 2000. From April 1994 until May 1999, Dr.
                             Syron was the chairman and chief executive officer of the American Stock Exchange Inc. located at 86
                             Trinity Place, New York, NY 10006-1881. Dr. Syron is also a director of Dreyfus Corporation, John
                             Hancock Life Insurance Company, John Hancock
                             Financial Services, Inc., Thermo Electron, Thermo
                             Fibertek Inc. and Thermo Instrument Systems Inc.

JOHN W. WOOD JR.             Mr. Wood, 56, has been a director of Thermedics
                             since 1984 and chairman of the board since March
                             1998. Mr. Wood was president and chief executive officer of Thermedics from 1984 to March 1998. Mr.
                             Wood has been a senior vice president of Thermo
                             Electron since December 1995, and, prior to that promotion, was a vice president of Thermo Electron from September 1994 to December 1995.

NICHOLAS T. ZERVAS           Dr. Zervas, 70, has been a director of Thermedics
                             since 1987. Dr. Zervas has been Chief of Neurosurgical Service, Massachusetts General
                             Hospital, located at 55 Fruit Street, Boston, MA
                             02114, since 1977. Dr. Zervas is also a director of Thermo Cardiosystems Inc., ThermoLase Corporation and ThermoTrex Corporation.

PAUL F. KELLEHER             Mr. Kelleher, 57, has been the chief accounting
                             officer of Thermedics since March 1986. Mr.
                             Kelleher also has served as the senior vice president, finance and administration, of Thermo
                             Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr.
                             Kelleher served as Thermo Electron's controller from 1982 until January 1996. Mr. Kelleher is a director of ThermoLase Corporation.

THEO MELAS-KYRIAZI           Mr. Melas-Kyriazi, 40, has been the chief financial
                             officer of Thermedics since January 1999. Mr.
                             Melas-Kyriazi also has served as a vice
                             president of Thermo Electron since March 1998 and its chief financial officer since January 1999.
                             Prior to his appointment as a vice president of Thermo Electron, Mr. Melas-Kyriazi served as president and chief executive officer of ThermoSpectra Corporation from its inception in August 1994 until March 1998. He is a director of ThermoRetec Corporation. Mr. Melas-Kyriazi is a citizen of Greece.

VICTOR L. POIRIER            Mr. Poirier, 58, has been a senior vice president
                             of Thermedics since 1985. He has also been president and chief technical officer of Thermo
                             Cardiosystems Inc., a majority-owned subsidiary of Thermedics located at 470 Wildwood Street, Woburn,
                             Massachusetts 01888-2697 since 1990 and 1999, respectively, and was its chief executive officer from 1991 to November 1998.

     STOCK OWNERSHIP. The following table sets forth the beneficial ownership of common stock of the Company, as well as the common stock of Thermedics and Thermo Electron, as of January 31, 2000, with respect to each director and executive officer of Thermedics. No director or executive officer of Thermedics beneficially owns any shares of capital stock of the Purchaser or Corpak. While certain directors and executive officers of Thermedics are also directors and executive officers of Thermo Electron or its subsidiaries, all such persons disclaim beneficial ownership of the shares of common stock beneficially owned by Thermo Electron.

                                                      THERMO                              THERMO ELECTRON
NAME(1)                                           SENTRON INC.(2)   THERMEDICS INC.(3)    CORPORATION(4)
T. Anthony Brooks.............................              0              5,367                     0
Peter O. Crisp................................              0             37,076               106,767
Paul F. Ferrari...............................              0             11,050                16,482
George N. Hatsopoulos.........................         17,000             63,681             3,909,357
John T. Keiser................................         19,500            194,693               331,636
Paul F. Kelleher..............................          5,000             20,360               213,530
Theo Melas-Kyriazi............................              0             11,861               458,532
Victor L. Poirier.............................          7,500             69,455                53,880
Richard F. Syron..............................              0                  0             1,074,006
John W. Wood Jr...............................         35,000            233,200               293,550
Nicholas T. Zervas............................              0             22,064                     0
All directors and current executive officers
  as a group (11 persons).....................         84,000            668,807             6,457,740

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the common stock of the Company beneficially owned by Dr. Hatsopoulos, Mr. Keiser, Mr. Kelleher, Mr. Poirier, Mr. Wood and all directors and current executive officers as a group include 15,000, 19,500, 5,000, 7,500, 31,000 and 78,000 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Company's common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of such common stock outstanding as of such date.

(3) Shares of the Thermedics common stock beneficially owned by Mr. Brooks, Mr. Crisp, Mr. Ferrari, Mr. Keiser, Mr. Kelleher, Mr. Poirier, Mr. Wood, and all directors and current executive officers as a group include 1,000, 9,000, 8,950, 187,900, 10,000, 25,000, 174,150 and 416,000 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Dr. Hatsopoulos, Mr. Kelleher, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,635, 1,294, 1,119 and 4,048 shares, respectively, allocated through January 31, 2000 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Brooks, Mr. Crisp, Dr. Zervas and all directors and current executive officers as a group include 1,367, 9,971, 10,364 and 21,702 shares, respectively, that had been allocated through January 1, 2000 to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Dr. Hatsopoulos include 654 shares held by Dr. Hatsopoulos' spouse and 50,000 shares that a family limited partnership indirectly controlled by Dr. Hatsopoulos has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. Shares beneficially owned by Mr. Wood include 2,600 shares held in custodial accounts for the benefit of two minor children. No director or current executive officer beneficially owned more than 1% of the Thermedics common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned 1.59% of the Thermedics common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Hatsopoulos, Mr. Keiser, Mr. Kelleher, Mr. Melas-Kyriazi, Mr. Poirier, Dr. Syron, Mr. Wood and all directors and current executive officers as a group include 10,596, 25,448, 263,230, 179,359, 384,361,
    46,123, 1,011,000, 249,298 and 2,169,415 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Dr. Hatsopoulos, Mr. Kelleher, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 2,266, 1,426, 1,071 and 4,763 shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's ESOP, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp, Dr. Syron and all directors and current executive officers as a group each include 49,277, 2,506 and 51,783 shares allocated through January 1, 2000 to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. Hatsopoulos include 144,437 shares held by his spouse, 311,708 shares held by a family trust of which his spouse is the trustee and 566,262 shares held by a family limited partnership indirectly controlled by Dr. Hatsopoulos. Shares beneficially owned by Dr. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of January 31, 2000 and 2,149,500 shares that a family limited partnership indirectly controlled by Dr. Hatsopoulos has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. Except for Dr. Hatsopoulos, who beneficially owned 2.44% of the Thermo Electron common stock outstanding as of January 31, 2000, no director or current executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned approximately 4.08% of the Thermo Electron common stock outstanding as of such date.

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON

     The name, business address, position with Thermo Electron, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Thermo Electron, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to Thermo Electron, each individual is a United States citizen and each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454. Unless otherwise indicated, to the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, no director or executive officer of Thermo Electron beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of each of the Purchaser, Corpak, Thermedics and Thermo Electron, no director or executive officer of Thermo Electron has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Thermo Electron was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Mr. John N. Hatsopoulos resigned from the Boards of Directors of Thermedics and Thermo Electron on February 21, 2000.

SAMUEL W. BODMAN             Mr. Bodman, 61, has been a director of Thermo
                             Electron since May 1999. Since 1988, Mr. Bodman has served as the chairman and chief executive officer of Cabot Corporation, a manufacturer of specialty chemicals and materials located at 75 State Street, Boston, MA 02109. Mr. Bodman is also a director of Cabot Corporation, John Hancock Life Insurance
                             Company, John Hancock Financial Services, Inc.,
                             Security Capital Group Incorporated and Westvaco
                             Corporation.

PETER O. CRISP               Mr. Crisp, 67, has been a director of Thermo
                             Electron since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm located at 30 Rockefeller Plaza, New York, NY 10112, for more than five years until his retirement in September 1997. He has been the vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation,
                             Evans & Sutherland Computer Corporation, NovaCare
                             Inc., Thermedics, ThermoTrex Corporation and United
                             States Trust Corporation.

ELIAS P. GYFTOPOULOS         Dr. Gyftopoulos, 72, has been a director of Thermo
                             Electron since 1976. Dr. Gyftopoulos is Professor
                             Emeritus of the Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo
                             BioAnalysis Corporation, Thermo Cardiosystems Inc.,
                             ThermoLase Corporation, ThermoRetec Corporation and
                             Trex Medical Corporation.

GEORGE N. HATSOPOULOS        Dr. Hatsopoulos, 73, has been a director of Thermo
                             Electron since he founded Thermo Electron in 1956.
                             He served as president, chief executive officer and chairman of the board of Thermo Electron from 1956 until January 1997, June 1999 and January 2000, respectively. Dr. Hatsopoulos is also a director of Photoelectron Corporation, Thermedics, Thermo
                             Ecotek Corporation, Thermo Fibertek Inc., Thermo
                             Instrument Systems Inc. and ThermoTrex Corporation.

FRANK JUNGERS                Mr. Jungers, 73, has been a director of Thermo
                             Electron since 1978. Mr. Jungers has been a consultant on business and energy matters since
                             1977. His business address is 822 N.W. Murray
                             Boulevard, Suite 242, Portland, OR 97229. Mr.
                             Jungers is also a director of The AES Corporation, Donaldson, Lufkin & Jenrette, Inc., Georgia-Pacific
                             Corporation, ONIX Systems Inc., Statia Terminals
                             Group N.V., Thermo Ecotek Corporation and
                             ThermoQuest Corporation.

ROBERT A. MCCABE             Mr. McCabe, 65, has been a director of Thermo
                             Electron since 1962. He has been the chairman of Pilot Capital Corporation, located at 444 Madison
                             Avenue, Suite 2103, New York, NY 10022, which is engaged in private investments, since 1998. Mr.
                             McCabe was the president of Pilot Capital
                             Corporation from 1987 to 1998. Mr. McCabe is also a director of Atlantic Bank & Trust Company, Burns
                             International Services Corporation, Church & Dwight
                             Company and Thermo Optek Corporation.

HUTHAM S. OLAYAN             Ms. Olayan, 46, has been a director of Thermo
                             Electron since 1987. She has served since 1995 as president and a director of Olayan America
                             Corporation, a member of the Olayan Group, and as president and a director of Competrol Real Estate
                             Limited, another member of the Olayan Group, from 1986 until its merger into Olayan America
                             Corporation in 1997. The surviving company, which is located at 505 Park Avenue, Suite 1100, New
                             York, NY 10022, is engaged in private investments, including real estate, and advisory services. Ms.
                             Olayan is also a director of Trex Medical
                             Corporation. Ms. Olayan is a citizen of Saudi
                             Arabia.

ROBERT W. O'LEARY            Mr. O'Leary, 56, has been a director of Thermo
                             Electron since June 1998. He has been the president and chairman of Premier, Inc., a strategic alliance of not-for-profit health care and hospital systems located at 12225 El Camino Real, San Diego, CA
                             92130, since 1995. Mr. O'Leary is also a director of Eco Soil Systems, Inc.

RICHARD F. SYRON             Dr. Syron, 56, has been a director of Thermo
                             Electron since September 1997, its president and chief executive officer since June 1999 and chairman of the board since January 2000. From
                             April 1994 until May 1999, Dr. Syron was the chairman and chief executive officer of the American Stock Exchange Inc. located at 86 Trinity
                             Place, New York, NY 10006-1881. Dr. Syron is also a director of Dreyfus Corporation, John Hancock Life
                             Insurance Company, John Hancock Financial Services,
                             Inc., Thermedics, Thermo Fibertek Inc. and Thermo
                             Instrument Systems Inc.

ROGER D. WELLINGTON          Mr. Wellington, 73, has been a director of Thermo
                             Electron since 1986. Mr. Wellington serves as the president and chief executive officer of Wellington
                             Consultants, Inc. and Wellington Associates Inc., international business consulting firms he founded in 1994 and 1989, respectively, each of which is located at P.O. Box 8186, 5555 Gulf of Mexico
                             Drive, Unit 302, Longboat Key, FL 34228. Mr.
                             Wellington is also a director of Photoelectron
                             Corporation and Thermo Fibergen Inc.

BRIAN D. HOLT                Mr. Holt, 51, became the chief operating officer,
                             energy and environment, of Thermo Electron in September 1998. Mr. Holt has been the president and chief executive officer of Thermo Ecotek
                             Corporation, a majority-owned subsidiary of Thermo
                             Electron located at 245 Winter Street, Waltham, MA
                             02451, that is involved in clean-power resources, clean fuels, and naturally derived products for protecting crops since February 1994. From March
                             1996 to September 1998, he was a vice president of Thermo Electron. Mr. Holt is also a director of The
                             Randers Killam Group Inc., Thermo Ecotek
                             Corporation, ThermoRetec Corporation and Thermo
                             TerraTech Inc.

JOHN T. KEISER               Mr. Keiser, 64, became chief operating officer,
                             biomedical, of Thermo Electron in September 1998 and was a vice president from April 1997 until his promotion. Mr. Keiser has been the president and chief executive officer of Thermedics since March
                             1998 and December 1998, respectively, and served as a senior vice president of Thermedics from 1994 until his promotion to president. He has also been the president of Thermo Electron's wholly owned biomedical group, a manufacturer of medical equipment and instruments, since 1994. Mr. Keiser is a director of Metrika Systems Corporation, Thermedics, Thermedics Detection

                             Inc., Thermo Cardiosystems Inc., ThermoLase
                             Corporation, the Company, ThermoTrex Corporation and Trex Medical Corporation.

PAUL F. KELLEHER             Mr. Kelleher, 57, has been the senior vice
                             president, finance and administration, of Thermo
                             Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr.
                             Kelleher served as Thermo Electron's controller from 1982 until January 1996. Mr. Kelleher is a director of ThermoLase Corporation.

EARL R. LEWIS                Mr. Lewis, 56, became chief operating officer,
                             measurement and detection, of Thermo Electron in September 1998, and served as senior vice president of Thermo Electron from June 1998 to September 1998 and vice president from September 1996 to June
                             1998. Mr. Lewis has been president and chief executive officer of Thermo Instrument Systems
                             Inc., a manufacturer of measurement and detection instruments, since March 1997 and January 1998, respectively, and was chief operating officer from January 1996 to January 1998. Prior to that time, he was executive vice president of Thermo
                             Instrument Systems Inc. from January 1996 to March
                             1997 and senior vice president from January 1994 to January 1996. Mr. Lewis served as chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument
                             Systems Inc. and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in August 1995 to January 1998. Mr. Lewis is a director of FLIR
                             Systems Inc., Metrika Systems Corporation, ONIX
                             Systems Inc., SpectRx Inc., Spectra-Physics Lasers,
                             Inc., Thermo BioAnalysis Corporation, Thermo
                             Instrument Systems Inc., Thermo Optek Corporation and ThermoQuest Corporation.

THEO MELAS-KYRIAZI           Mr. Melas-Kyriazi, 40, has been a vice president of
                             Thermo Electron since March 1998 and its chief financial officer since January 1999. Prior to his appointment as a vice president of Thermo Electron, Mr. Melas-Kyriazi served as president and chief executive officer of ThermoSpectra Corporation from its inception in August 1994 until March 1998. He is a director of ThermoRetec Corporation. Mr.
                             Melas-Kyriazi is a citizen of Greece.

WILLIAM A. RAINVILLE         Mr. Rainville, 58, became chief operating officer,
                             recycling and resource recovery, of Thermo Electron in September 1998. Mr. Rainville was a senior vice president of Thermo Electron from March 1993 to September 1998, and a vice president of Thermo
                             Electron from 1986 to 1993. He has been president and chief executive officer of Thermo Fibertek
                             Inc., a majority-owned subsidiary of Thermo
                             Electron located at 245 Winter Street, Waltham, MA
                             02451 that develops and manufactures equipment and products for the papermaking and paper-recycling industries, since its inception in 1991. Mr.
                             Rainville is also a director of Thermo Ecotek
                             Corporation, Thermo Fibergen Inc., Thermo Fibertek
                             Inc., ThermoRetec Corporation and Thermo TerraTech
                             Inc.

     STOCK OWNERSHIP. The following table sets forth the beneficial ownership of common stock of the Company, as well as the common stock of Thermedics and Thermo Electron, as of January 31, 2000, with respect to each director and executive officer of Thermo Electron. No director or executive officer of Thermo Electron beneficially owns any shares of capital stock of the Purchaser or Corpak. The directors and executive officers of Thermo Electron disclaim beneficial ownership of the shares of common stock beneficially owned by Thermo Electron.

                                                      THERMO          THERMEDICS        THERMO ELECTRON
NAME(1)                                           SENTRON INC.(2)       INC.(3)          CORPORATION(4)
Samuel W. Bodman..............................             0                  0               12,599
Peter O. Crisp................................             0             37,076              106,767
Elias P. Gyftopoulos..........................             0              8,298               76,399
George N. Hatsopoulos.........................        17,000             63,681            3,909,357
Brian D. Holt.................................         2,000                  0              322,941
Frank Jungers.................................             0              3,000              156,021
John T. Keiser................................        19,500            194,693              331,636
Paul F. Kelleher..............................         5,000             20,360              213,530
Earl R. Lewis.................................         2,000                  0              215,477
Robert A. McCabe..............................         2,000              2,498               51,326
Theo Melas-Kyriazi............................             0             11,861              458,532
Hutham S. Olayan..............................             0                  0               34,568
Robert W. O'Leary.............................             0                  0               28,830
William A. Rainville..........................         7,000                  0              361,499
Richard F. Syron..............................             0                  0            1,074,006
Roger D. Wellington...........................             0                  0               40,795
All directors and current executive officers
  as a group (16 persons).....................        54,500            341,467            7,394,283

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the common stock of the Company beneficially owned by Dr. Hatsopoulos, Mr. Holt, Mr. Keiser, Mr. Kelleher, Mr. Lewis, Mr. Rainville and all directors and current executive officers as a group include 15,000, 2,000, 19,500, 5,000, 2,000, 7,000 and 50,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Company's common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of the Company's common stock outstanding as of January 31, 2000.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Crisp, Dr. Gyftopoulos, Mr. Keiser, Mr. Kelleher, and all directors and current executive officers as a group include 9,000, 2,750, 187,900, 10,000 and 209,650 shares, respectively, that such person or members of the group have the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Dr. Hatsopoulos, Mr. Kelleher, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,635, 1,294, 1,119 and 4,048 shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's ESOP, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 9,971 shares allocated to Mr. Crisp's account maintained pursuant to Thermedics' deferred compensation plan for directors. Shares beneficially owned by Dr. Hatsopoulos include 654 shares held by his spouse and 50,000 shares that a family limited partnership indirectly controlled by Dr. Hatsopoulos has the right to acquire within 60 days of Janaury 31, 2000 through the exercise of stock options. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. No director or current executive officer beneficially owned more than 1% of the Thermedics common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of the Thermedics common stock outstanding as of January 31, 2000.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Bodman, Mr. Crisp, Dr. Gyftopoulos, Dr. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Kelleher, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary, Mr. Rainville, Dr. Syron, Mr. Wellington and all directors and current executive officers as a group include 11,000, 10,596, 12,442, 25,448, 284,948, 9,673, 263,230, 179,359, 212,278, 12,442, 384,361,
    12,442, 12,000, 294,630, 1,011,000, 9,673 and 2,745,522 shares, respectively, that such person or members of the group have the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Dr. Hatsopoulos, Mr. Kelleher, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 2,266, 1,426, 1,071 and 4,763 shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's ESOP, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Bodman, Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe, Ms. Olayan, Mr. O'Leary, Dr. Syron, Mr. Wellington and all directors and current executive officers as a group include 1,599, 49,277, 1,378, 80,427, 34,725, 19,876, 3,830,
    2,506, 26,342 and 219,960 shares, respectively, allocated to accounts maintained pursuant to Thermo Electron's Deferred Compensation Plan. Shares beneficially owned by Dr. Hatsopoulos include 144,437 shares held by his spouse, 311,708 shares held by a family trust of which his spouse is the trustee and 566,262 shares held by a family limited partnership indirectly controlled by Dr. Hatsopoulos. Shares beneficially owned by Dr. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of January 31, 2000 and 2,149,500 shares that a family limited partnership indirectly controlled by Dr. Hatsopoulos has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. Shares beneficially owned by Ms. Olayan do not include 6,150,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. Except for Dr. Hatsopoulos, who beneficially owned 2.44% of the Thermo Electron common stock outstanding as of January 31, 2000, no director or current executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 4.68% of the Thermo Electron common stock outstanding as of January 31, 2000.

                                  SCHEDULE II

                      INFORMATION CONCERNING TRANSACTIONS
                       IN THE COMMON STOCK OF THE COMPANY

     The following table sets forth information with respect to purchases of the Company's common stock by the Company, Corpak, Thermedics, the Purchaser and Thermo Electron since January 4, 1998 (the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase).

                                             NUMBER OF
                                              SHARES         RANGE OF PRICES        AVERAGE PURCHASE
                                             PURCHASED        PAID PER SHARE         PRICE PER SHARE
     QUARTER/YEAR           PURCHASER     DURING QUARTER    DURING QUARTER(1)    PAID DURING QUARTER(1)
     ------------           ---------     ---------------   ------------------   -----------------------
1(st) Quarter 1998.....  Thermo Electron       64,900       $    9.75 - 12.00           $11.3052
1(st) Quarter 1998.....  Thermo Sentron         9,100          9.4375 - 12.00            10.1315
2(nd) Quarter 1998.....  Thermo Sentron       256,800        11.375 - 12.5625            12.0877
3(rd) Quarter 1998.....  Thermo Sentron       172,199           8.625 - 11.25             9.4939
3(rd) Quarter 1998.....  Thermo Electron      147,424          8.6875 - 9.125              8.957
4(th) Quarter 1998.....  Thermo Electron      241,900            8.75 - 10.00             9.2918
1(st) Quarter 1999.....  Thermo Electron       41,700        10.0625 - 10.875            10.5114

---------------
(1) Prices per share of the Company's common stock are net of commissions paid by the respective purchasers.

     There were no transactions in the Company's common stock effected during the 60 days preceding the date of this Offer to Purchase by Corpak, Thermedics, the Purchaser, Thermo Electron or, to the best knowledge of the Purchaser, Corpak, Thermedics and Thermo Electron, the Company or the directors and executive officers of any of the Company, Corpak, Thermedics, the Purchaser or Thermo Electron, except for the option exercise described in the table below.

                                                                                   NUMBER OF
                                                                                SHARES RECEIVED   EXERCISE PRICE
             NAME                        RELATIONSHIP           EXERCISE DATE    UPON EXERCISE      PER SHARE
             ----                        ------------           -------------   ---------------   --------------
John W. Wood Jr. ..............  Director and Chairman of the      2/17/00            400             $9.80
                                 Board, Thermedics

                                  SCHEDULE III

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                      III-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                                      III-2

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by or more publications at least week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as

                                      III-3
other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                      III-4

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                                                By Hand or Overnight Courier:

        40 Wall Street                                                    40 Wall Street
          46th Floor                                                        46th Floor
   New York, New York 10005                                          New York, New York 10005
Attn: Reorganization Department                                   Attn: Reorganization Department
                                   By Facsimile Transmission:
                                         (718) 921-8200
                                      Confirm by Telephone:
                                         (718) 921-8200

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                Bankers and Brokers Call Collect (212) 269-5550
                    All Others Call Toll-Free (800) 290-6433

                     The Dealer Managers for the Offer are:

                          J.P. MORGAN SECURITIES INC.
                                 60 Wall Street
                               New York, NY 10260
                                 (877) 869-0656

                     THE BEACON GROUP CAPITAL SERVICES, LLC
                                399 Park Avenue
                               New York, NY 10022
                                 (212) 339-9100